UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2010

CLEAN DIESEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-33710	06-1393453
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4567 TELEPHONE ROAD, SUITE 206 VENTURA, CALIFORNIA	93003
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 639-9458

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K is being amended solely to append, commencing on page F-1 hereof, the financial statements of business acquired and pro forma financial information required by Item 9.01, which previously had been incorporated by reference. No updated information is contained in this Form 8-K/A

Item 1.01 Entry into a Material Definitive Agreement

On October 15, 2010, Clean Diesel Technologies, Inc. (“Clean Diesel,” “we,” “our,” or “us”), CDTI Merger Sub, Inc., a California corporation and our wholly-owned subsidiary, and Catalytic Solutions, Inc., a California corporation (“CSI”), consummated a business combination pursuant to the terms of the Agreement and Plan of Merger dated May 13, 2010, as amended by letter agreements dated September 1, 2010 and September 14, 2010 (the “Merger Agreement”). Pursuant to the Merger Agreement, CDTI Merger Sub, Inc. merged with and into CSI, and CSI became our wholly-owned subsidiary. We refer to this business combination as the “Merger.” Immediately prior to the Merger, and as contemplated by the Merger Agreement, a one-for-six reverse stock split took effect.

On October 15, 2010, Clean Diesel issued a press release announcing the completion of the Merger and the reverse stock split ratio, among other items. A copy of the press release is attached hereto as Exhibit 99.1.

On October 15, 2010, CSI entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the investors in its secured convertible notes, which notes are described in more detail in our Registration Statement on Form S-4/A filed with the Securities and Exchange Commission (the “SEC”) on September 23, 2010 (the “Registration Statement”). Subsequent to the Merger, on October 15, 2010, we and CSI entered into an Assignment and Assumption Agreement whereby we agreed to assume CSI’s obligations under the Registration Rights Agreement. The Registration Rights Agreement provides for certain registration rights with respect to the shares of Clean Diesel common stock issued to the holders of such notes in the Merger (which notes converted into shares of CSI’s Class B common stock of CSI immediately prior to the Merger). Pursuant to the Registration Rights Agreement, we agreed to file a registration statement to register the shares of Clean Diesel common stock issued in the Merger to such holders for resale at the request of such holders. In addition, we also granted such holders “piggyback” registration rights. We will pay substantially all of the costs and expenses related to the filing of the registration statements and any underwritten public offering required pursuant to the Registration Rights Agreement.

In addition, on October 15, 2010, prior to the completion of the Merger, pursuant to binding commitment letters from investors in our Regulation S private placement described in our Current Report on Form 8-K filed with the SEC on May 18, 2010 and in the Registration Statement, we sold units consisting of 109,020 shares of our common stock on a post-split basis (654,118 on a pre-split basis) and warrants to purchase 166,666 shares of our common stock on a post-split basis (1,000,000 on a pre-split basis) for approximately $1,000,000 in cash before commissions and expenses. The warrants issued in our Regulation S private placement have an exercise price of $7.92 on a post-split basis ($1.32 on a pre-split basis) and expire on the earlier of (i) October 15, 2013 (the third anniversary of the effective time of the Merger) and (ii) the date that is 30 days after we give notice to the warrant holder that the market value of one share of our common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days.

Copies of both the Assignment and Assumption Agreement and Registration Rights Agreement are filed as Exhibits to this Current Report on Form 8-K and the foregoing descriptions are qualified in their entirety by the full text of such agreements, which are incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 15, 2010, Clean Diesel’s wholly-owned subsidiary, CDTI Merger Sub, Inc., merged with and into CSI, with CSI continuing as the surviving corporation and as a wholly-owned subsidiary of Clean Diesel.

Pursuant to the terms of the Merger Agreement, each outstanding share of (i) CSI Class A Common Stock was converted into and became exchangeable for 0.007888 fully paid and non-assessable shares of Clean Diesel common stock on a post-split basis (0.04732553 on a pre-split basis) with any fractional shares to be paid in cash and warrants to acquire 0.006454 fully paid and non-assessable shares of Clean Diesel common stock for $7.92 per share on a post-split basis (0.03872267 shares for $1.32 per share on a pre-split basis); and (ii) CSI Class B Common Stock was converted into and became exchangeable for 0.010039 fully paid and non-assessable shares of Clean Diesel common stock on a post-split basis (0.06023308 on a pre-split basis) with any fractional shares to be paid in cash. In connection with the Merger and as contemplated by the Merger Agreement, we also issued 166,666 shares of common stock on a post-split basis (1,000,000 shares on a pre-split basis) and warrants to purchase an additional 166,666 shares of common stock on a post-split basis (1,000,000 shares on a pre-split basis) to Allen & Company LLC, CSI’s financial advisor. The warrants issued in the Merger expire on the earlier of (x) October 15, 2013 (the third anniversary of the effective time of the Merger) and (y) the date that is 30 days after we give notice to the warrant holder that the market value of one share of our common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days.

As provided in the Merger Agreement, Clean Diesel is issuing (or reserving for issuance pursuant to “in-the-money” warrants) approximately 2,287,943 shares of Clean Diesel common stock on a post-split basis (13,727,658 on a pre-split basis) and warrants to purchase an additional 666,666 shares of Clean Diesel common stock (4,000,000 on a pre-split basis) in connection with the Merger. Based on the closing price of $0.82 per share of Clean Diesel common stock on The NASDAQ Capital Market (“NASDAQ”) on October 15, 2010, the last trading day before the effectiveness of the reverse stock split and the closing of the Merger, the aggregate value of the Clean Diesel common stock issued in connection with the Merger was approximately $11,256,680.

Following the closing of the Merger, CSI became a wholly-owned subsidiary of Clean Diesel and the shares of CSI common stock, which previously traded under the ticker symbols “CTS” and “CTSU” on the AIM market of the London Stock Exchange (the “AIM”), ceased trading on, and were delisted from, the AIM.

Following the consummation of the Merger, the holders of CSI securities (including the holders of its secured convertible notes) and CSI’s financial advisor collectively hold approximately 60% of our outstanding common stock and Clean Diesel stockholders (including investors in its Regulation S offering discussed herein) hold the remaining 40% of our outstanding common stock. For legal purposes, Clean Diesel acquired CSI, although the combination will be accounted for as a reverse merger with CSI deemed to be the “acquiror” for accounting and financial reporting purposes.

The description of the Merger contained in this Item 2.01 does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement as amended by the two letter agreements, which Merger Agreement (as amended) was included as Annex A to the joint proxy statement/information statement and prospectus included in the Registration Statement, and which letter agreements were filed as Exhibits 2.2 and 2.3 to the Registration Statement, all of which are incorporated by reference herein.

On October 15, 2010, we issued a press release announcing the completion of the Merger, among other items. A copy of that press release is included as Exhibit 99.1 hereto.

Item 3.02 Unregistered Sales of Equity Securities

We did not register on the Registration Statement all of the shares and warrants issued on October 15, 2010 in connection with the Merger. Only an aggregate 560,112 shares of common stock on a post-split basis (or 3,360,676 shares on a pre-split basis) and warrants to acquire 458,295 shares of common stock on a post-split basis (or 2,749,770 shares on a pre-split basis) were registered on the Registration Statement. Accordingly, the following securities issued on October 15, 2010 in connection with the Merger have not been registered under the Securities Act of 1933, as amended (the “Act”), or state securities laws, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements: (a) an aggregate 1,510,189 shares of our common stock on a post-split basis (9,061,160 on a pre-split basis) to the holders of CSI’s Class B common stock, (b) 166,666 shares of common stock on a post-split basis (1,000,000 shares on a pre-split basis) and warrants to purchase 166,666 shares of common stock on a post-split basis (1,000,000 shares on a pre-split basis) to Allen & Company LLC, CSI’s financial advisor, and (c) an aggregate 50,969 shares of common stock on a post-split basis (305,822 shares of common stock on a pre-split basis) and warrants to acquire 41,705 shares of common stock on a post-split basis (or 250,230 shares on a pre-split basis) to CSI’s former non-employee directors. All of these shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock were issued in reliance upon the exemption from the registration requirements of the Act pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder. CSI has agreed to use commercially reasonable efforts to register for resale under the Act the shares of Clean Diesel common stock issued or issuable upon exercise of warrants issued to Allen & Company. In addition to the securities issued as part of the Merger consideration, Clean Diesel issued 32,414 shares of common stock on a post-split basis (194,486 shares on a pre-split basis) and warrants to acquire 14,863 shares of common stock on a post-split basis (89,180 shares on a pre-split basis) to Clean Diesel’s financial advisor Innovator Capital as payment for fees.

As described under Item 1.01, we assumed CSI’s obligations under the Registration Rights Agreement. The Registration Rights Agreement provides for certain demand and “piggyback” registration rights, and requires us to register all the shares of Clean Diesel common stock issued in the Merger to the former holders of CSI’s Class B common stock (which was issued upon conversion of CSI’s secured convertible notes immediately prior to the Merger).

In addition to the unregistered shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock issued in the Merger, on October 15, 2010, we also completed our Regulation S private placement described in Item 1.01 above, and sold units consisting of 109,020 shares of our common stock on a post-split basis (654,118 on a pre-split basis) and warrants to purchase up to 166,666 shares of our common stock on a post-split basis (1,000,000 on a pre-split basis). All of these shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock were issued in reliance upon the exemption from the registration requirements of the Act pursuant to Regulation S promulgated thereunder.

Neither this Current Report on Form 8-K nor the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy shares of our common stock or any other security.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 3.03 Material Modification to Rights of Security Holders.

As contemplated by the Merger Agreement and described in the Registration Statement, at the annual meeting held on October 12, 2010, Clean Diesel’s stockholders approved a reverse stock split with the ratio to be determined by the Board of Directors. Following approval by the Clean Diesel stockholders, the Board of Directors authorized a one-for-six reverse stock split, which took effect on October 15, 2010, with respect to all shares of Clean Diesel common stock outstanding as of October 15, 2010.

The foregoing description of the amendment to Clean Diesel’s Restated Certificate of Incorporation contained in this Item 3.03 does not purport to be complete and is qualified in its entirety by reference to the Certificate of Amendment, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

On October 15, 2010, Clean Diesel issued a press release announcing the ratio of the reverse stock split, among other items. A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.01 Changes in Control of Registrant

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Following the consummation of the Merger, the holders of CSI securities (including the holders of its secured convertible notes) prior to the Merger and CSI’s financial advisor hold approximately 60% of our outstanding common stock, and the holders of our equity prior to the Merger hold approximately 40% of our outstanding common stock. For legal purposes, Clean Diesel acquired CSI, although the combination will be accounted for as a reverse merger with CSI deemed to be the “acquiror” for accounting and financial reporting purposes.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

In connection with the Merger and as contemplated by the Merger Agreement, at the effective time of the Merger:

•	four members of Clean Diesel’s Board (Frank Gallucci, Charles W. Grinnell, David F. Merrion, and David W. Whitwell) resigned from the Board of Directors; and

•	four members of the Board of Directors of CSI (Charles F. Call, Bernard H. “Bud” Cherry, Alexander “Hap” Ellis, III and Charles R. Engles, Ph.D.) were appointed to Clean Diesel’s Board of Directors

Additional information regarding the directors listed above is contained in the Registration Statement, which information is incorporated herein by reference.

On October 19, 2010, the Board designated Mr. Ellis as Chairman of the Board, and confirmed the appointment of Messrs. Ellis and Engles as members of the Audit Committee (with Mr. Gray continuing to serve as Chairman and as the Audit Committee’s financial expert), and Messrs. Cherry, Ellis and Engles as members of the Compensation and Nominating Committee. (with Mr. Cherry serving as Chairman). The Board also determined that Messrs. Cherry, Ellis, Engles, and Gray are each “independent” as that term is defined in the NASDAQ listing rules. Messrs. Call, Park and Rogers are not independent under NASDAQ listing standards.

Resignation of Officers

As contemplated by the Merger Agreement, upon the completion of the Merger, Timothy Rogers resigned as President and Chief Executive Officer of Clean Diesel, John B. Wynne resigned as Treasurer and Chief Financial Officer and Charles V. Grinnell relinquished his positions as Vice President, General Secretary and Secretary of Clean Diesel. Mr. Rogers will continue with Clean Diesel as Senior Corporate Vice President – Product Development. John Wynne and Charles V. Grinnell will continue to serve Clean Diesel in a transitional capacity, but no longer will be considered a “Section 16 Officer.”

These departures were as contemplated by the Merger Agreement and not a result of any disagreements with Clean Diesel on any matter relating to Clean Diesel’s operations, policies or practices.

Appointment of Officers

On October 15, 2010, prior to consummation of the Merger, the Board appointed Charles F. Call as Chief Executive Officer, Nikhil A. Mehta as Chief Financial Officer and Treasurer, and Stephen J. Golden, Ph.D. as Chief Technical Officer. The material terms of Messrs. Call, Mehta and Golden’s employment agreements are described in the Registration Statement (which information is incorporated herein by reference), copies of which were filed as Exhibits thereto. Additional information regarding the directors and officer listed above is contained in the Registration Statement, which information is incorporated herein by reference.

On October 19, 2010, following consummation of the Merger, the newly constituted Board designated the persons who serve as the officers of Clean Diesel to hold office until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal. The Board confirmed the appointments of Charles F. Call, Nikhil Mehta, Stephen J. Golden, Ph.D., and Timothy Rogers to the offices noted above. In addition, the Board appointed Christopher J. Harris as Chief Operations Officer, and David E. Shea as Corporate Controller. Bruce McRoy was designated Secretary of the Corporation. The Board delegated to Mr. Call authority as to the appointment or removal of subordinate officers.

Following is biographical information for Mr. Harris and Mr. Shea:

Christopher J.  Harris, Chief Operations Officer (Age 45)

Mr. Harris joined CSI as President of its Catalyst Business in August 2008 and will serve as the combined company’s Chief Operations Officer and President of Engine Control Systems, Limited. Mr. Harris has over 20 years of technical, commercial and general management experience in both privately-held and publicly-traded specialty chemicals and materials companies.  Prior to joining CSI, Mr. Harris’ positions included Chief Operating Officer of Aculon, Inc., an early-stage nanotechnology company, from May 2007 to August 2008, and prior thereto Global Vice President/General Manager of Avery Dennison Corporation’s (NYSE: AVY) Performance Polymers business.  Earlier in his career, Mr. Harris held various management positions in North America and Europe during eleven years with Rohm and Haas Company, acquired by The Dow Chemical Company (NYSE: DOW) in 2009.  Mr. Harris earned his Bachelor of Science in Chemical Engineering from Cornell University and completed graduate business coursework at Temple University.

David E. Shea, Corporate Controller (Age 48)

Mr. Shea joined CSI in October 2005 as Manager of Financial Planning and Analysis and was appointed Corporate Controller in 2009.  Mr. Shea has over 20 years of financial management experience in a number of different industries.  Prior to joining CSI, from 2001 to 2005, he was the Director of Finance for ENCO Utility Services, a privately held utility services outsourcing provider.  From 1998 to 2001, he was the Manager of Business Planning and Development for Edison Enterprises, an unregulated subsidiary of Edison International (NYSE:  EIX).  From 1986 to 1998, Mr. Shea held several of financial positions, the last being Manager of Material Estimating and Cost Management at Northrop Grumman (NYSE:  NOC).  Mr. Shea received an MBA Degree from The University of Southern California Marshall School of Business and a Bachelor of Arts in Economics/Mathematics from the University of California at Santa Barbara.

There are no arrangements or understandings between any of Messrs. Call, Mehta, Golden, Harris, Shea or McRoy or any other person pursuant to which such person was selected as an officer. None of Messrs. Call, Mehta, Golden, Harris, Rogers, Shea or McRoy has any family relationship with any director or other executive officer of Clean Diesel or any person nominated or chosen by Clean Diesel to become a director or executive officer. There are no transactions in which any of Messrs. Call, Mehta, Golden, Harris, Rogers, Shea or McRoy has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Audited financial statements of Catalytic Solutions, Inc. as of and for the year ended December 31, 2009 (attached to this Current Report on Form 8-K/A hereto and incorporated herein by reference).

Unaudited financial statements of Catalytic Solutions, Inc. as of and for the six months ended June 30, 2010 (attached to this Current Report on Form 8-K/A hereto and incorporated herein by reference).

(b) Pro forma financial information.

Unaudited Pro Forma condensed balance sheet of Catalytic Solutions, Inc. as of June 30, 2010 (attached to this Current Report on Form 8-K/A hereto and incorporated herein by reference).

Unaudited Pro Forma condensed statement of operations of Catalytic Solutions, Inc. for the year ended December 31, 2009 and the six months ended June 30, 2010 (attached to this Current Report on Form 8-K/A hereto and incorporated herein by reference).

Unaudited Pro Forma condensed combined balance sheet of Clean Diesel Technologies, Inc. as of June 30, 2010 (attached to this Current Report on Form 8-K/A hereto and incorporated herein by reference).

Unaudited Pro Forma condensed combined statement of operations of Clean Diesel Technologies, Inc. for the year ended December 31, 2009 and the six months ended June 30, 2010 (attached to this Current Report on Form 8-K/A hereto and incorporated herein by reference).

(c) Exhibits.

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1	Agreement and Plan of Merger, dated as of May 13, 2010, among Clean Diesel Technologies, Inc., CDTI Merger Sub, Inc. and Catalytic Solutions , Inc. (incorporated by reference to Annex A to the joint proxy statement/information statement and prospectus included in Clean Diesel’s Registration Statement on Form S-4/A filed on September 23, 2010).

2.2	Letter Agreement dated September 1, 2010 amending the Agreement and Plan of Merger dated as of May 13, 2010 (incorporated by reference to Exhibit 2.2 to the joint proxy statement/information statement and prospectus included in Clean Diesel’s Registration Statement on Form S-4/A filed on September 23, 2010).

2.3	Letter Agreement dated September 14, 2010 amending the Agreement and Plan of Merger dated as of May 13, 2010 (incorporated by reference to Exhibit 2.3 to the joint proxy statement/information statement and prospectus included in Clean Diesel’s Registration Statement on Form S-4/A filed on September 23, 2010).

3.1	Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Annex B to the joint proxy statement/information statement and prospectus included in Clean Diesel’s Registration Statement on Form S-4/A filed on September 23, 2010).

10.1	Registration Rights Agreement dated October 15, 2010*

10.2	Assignment and Assumption Agreement dated October 15, 2010*

23.1	Consent of KPMG, LLP, independent registered public accounting firm of Catalytic Solutions, Inc.*

99.1	Press Release of the registrant dated October 15, 2010*

*	previously filed with this Form 8-K on October 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN DIESEL TECHNOLOGIES, INC.

December 30, 2010	By:	/s/ Nikhil A. Mehta

Name: Nikhil A. Mehta
Title: Chief Financial Officer and Treasurer

CATALYTIC SOLUTIONS, INC.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009
	US $000	US $000
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,887	$2,336
Trade accounts receivable, net	5,926	8,066
Inventories	5,026	6,184
Prepaid expenses and other current assets	1,635	2,010

Total current assets	15,474	18,596
Property and equipment, net	2,688	2,897
Intangible assets, net	4,160	4,445
Goodwill	4,161	4,223
Other assets	311	82

Total assets	$26,794	$30,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$3,029	$5,147
Current portion of long-term debt	3,000	3,000
Secured convertible notes	1,767	—
Accounts payable	4,449	4,967
Deferred revenue	—	195
Accrued salaries and benefits	1,427	1,294
Accrued expenses	3,103	2,990
Deferred gain on sale of intellectual property	—	1,900
Accrued professional and consulting fees	1,499	2,375
Income taxes payable	784	1,081

Total current liabilities	19,058	22,949
Long-term debt, excluding current portion	61	75
Deferred tax liability	1,283	1,336

Total liabilities	20,402	24,360

Commitments and contingencies (Note 12)
Stockholders’ equity
Common stock, no par value. Authorized 148,500,000 shares; issued and outstanding 69,761,902 shares at June 30, 2010 and December 31, 2009	156,307	156,216
Treasury stock at cost (60,000 shares)	(100)	(100)
Accumulated other comprehensive loss	(1,116)	(889)
Accumulated deficit	(148,699)	(149,344)

Total stockholders’ equity	6,392	5,883

Total liabilities and stockholders’ equity	$26,794	$30,243

See accompanying notes to condensed consolidated financial statements.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	Six Months Ended
	June 30
	2010	2009
	US $000	US $000
	(Unaudited)
Revenues	$25,371	$19,144
Cost of revenues	18,595	15,582

Gross margin	6,776	3,562

Operating expenses:
Sales and marketing	1,561	2,113
Research and development	2,145	3,724
General and administrative	4,126	3,988
Recapitalization expense	727	655
Severance expense	15	237
Gain on sale of intellectual property	(3,900)	(2,500)

Total operating expenses	4,674	8,217

Income (loss) from operations	2,102	(4,655)

Other income (expense):
Interest income	2	13
Interest expense	(678)	(1,513)
Other	(109)	(774)

Total other expense, net	(785)	(2,274)

Income (loss) from continuing operations before income taxes	1,317	(6,929)
Income tax expense from continuing operations	510	67

Net income (loss) income from continuing operations	807	(6,996)

Discontinued operations:
Net loss from operations of discontinued Energy
Systems division	(162)	(1,159)

Net income (loss)	$645	$(8,155)

Basic net income (loss) per share:
Net income (loss) from continuing operations	$0.01	$(0.10)
Loss from discontinued operations	—	$(0.02)

Basic net income (loss) per share	$0.01	$(0.12)

Diluted net income (loss) per share:
Net income (loss) from continuing operations	$0.01	$(0.10)
Loss from discontinued operations	—	$(0.02)

Diluted net income (loss) per share	$0.01	$(0.12)

Weighted average number of common shares outstanding (000s):
Basic	69,762	69,762

Diluted	70,226	69,762

See accompanying notes to condensed consolidated financial statements.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30
	2010	2009
	US $000	US $000
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$645	$(8,155)
Loss from discontinued operations	162	1,159
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	619	651
(Recovery of) provision for doubtful accounts, net	(11)	53
Stock-based compensation	91	344
Change in fair value of liability classified warrants	—	(207)
Change in fair value of financial instruments	(178)	—
Amortization of debt discount on convertible notes	281	—
Loss on foreign currency transactions	231	19
Amortization of deferred financing costs	56	321
Loss on unconsolidated affiliate	33	575
Loss on sale of property and equipment	34	189
Gain on sale of intellectual property	(3,900)	(2,500)
Changes in operating assets and liabilities:
Trade accounts receivable	2,137	(246)
Inventories	1,125	2,495
Prepaid expenses and other assets	1,081	2,498
Accounts payable	(506)	579
Income taxes payable	(289)	(115)
Accrued expenses and other current liabilities	(840)	(423)

Cash provided by (used in) operating activities of continuing operations	771	(2,763)
Cash (used in) provided by operating activities of discontinued operations	(161)	215

Net cash provided by (used in) operating activities	610	(2,548)

Cash flows from investing activities:
Purchases of property and equipment	(186)	(593)
Investment in unconsolidated affiliate	(413)	—
Proceeds from sale of property and equipment	—	10
Proceeds from sale of intellectual property	2,000	2,500

Net cash provided by investing activities of continuing operations	1,401	1,917

Net cash used in investing activities of discontinued operations	—	(51)

Net cash provided by investing activities	1,401	1,866

Cash flows from financing activities:
Borrowings under line of credit	241	891
Proceeds from issuance of debt	1,500	44
Repayments under line of credit	(2,501)	(2,703)
Repayment of long-term debt	(14)	—
Payments for debt issuance costs	(272)	(12)

Net cash used in financing activities	(1,046)	(1,780)

Effect of exchange rates on cash	(414)	(259)
Net change in cash and cash equivalents	551	(2,721)
Cash and cash equivalents at beginning of period	2,336	6,726

Cash and cash equivalents at end of period	$2,887	$4,005

Supplemental disclosures of cash flow information:
Cash paid for interest	$258	$667
Cash paid for income taxes	$663	$2
See accompanying notes to condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements (unaudited)
1. Basis of Preparation
a. Description of Business
Catalytic Solutions, Inc. (the “Company”) is a global manufacturer and distributor of emissions control systems and products, focused in the heavy duty diesel and light duty vehicle markets. The Company’s emissions control systems and products are designed to deliver high value to its customers while benefiting the global environment through air quality improvement, sustainability and energy efficiency. Catalytic Solutions, Inc. is listed on AIM of the London Stock Exchange (AIM: CTS and CTSU) and currently has operations in the USA, Canada, France, Japan and Sweden as well as an Asian joint venture.
b. Proposed Merger with Clean Diesel Technologies, Inc.
On May 14, 2010, the Company announced that it had entered into a merger agreement with Clean Diesel Technologies, Inc., or CDTI, a U.S.-based company that designs, markets and licenses patented technologies and solutions that reduce harmful emissions from internal combustion engines while improving fuel economy and engine power (the “Merger”). The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 13, 2010, with CDTI and CDTI Merger Sub, Inc., a California corporation and wholly-owned subsidiary of CDTI (“Merger Sub”). The proposed Merger, to be effected by way of a reverse merger, is a transaction that will result in the combination of the Company’s business with CDTI, whereby the Company will become a wholly-owned subsidiary of CDTI.
In exchange for their shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock, the Company’s security holders will receive shares of CDTI common stock and (excluding investors in the capital raise discussed below) warrants to purchase CDTI common stock. The Company’s shareholders (including investors in the capital raise and the Company’s financial advisor, Allen & Company LLC) will receive such numbers of CDTI common stock so that after the Merger they will own 60% of the outstanding shares of CDTI common stock and (excluding investors in the capital raise and also the Company’s financial advisor) warrants to purchase up to three million shares of CDTI common stock. The Company’s financial advisor will hold warrants to purchase an additional one million shares of CDTI common stock.
The Merger is conditional, among other things, on obtaining the Company’s shareholder approval and CDTI stockholder approval. The Merger Agreement contains provisions regarding an adjustment to the merger consideration based on a closing cash adjustment depending on whether each company meets certain cash targets determined at June 30, 2010. Both companies have met such cash targets at June 30, 2010, and therefore no cash adjustment is necessary.
CDTI will use commercially reasonable efforts to cause all shares of CDTI common stock to be issued in connection with the Merger and all shares of CDTI common stock to be issued upon exercise of the warrants to purchase shares of CDTI common stock to be listed on the NASDAQ Stock Market as of the effective time of the Merger.
Neither company will be required to complete the Merger if the shares of CDTI common stock to be issued in connection with the Merger are not approved for listing, subject to notice of issuance, on the NASDAQ Stock Market.
Following completion of the Merger:
•	Merger Sub will merge with and into the Company and the Company will be the surviving corporation.

•	As a result of the Merger, the business and assets of the Company will be a wholly-owned subsidiary of CDTI.

•	The Company will cease trading on the Alternative Investment Market (AIM).

•	The board of directors of the combined company is expected to comprise seven directors, four from the Company’s existing board of directors (Charles F. Call, Alexander Ellis, III, Charles R. Engles Ph.D. and Bernard H. Cherry) and three from CDTI (Mungo Park, Derek R. Gray and Timothy Rogers).

•	The executive management team of the combined company is expected to be composed of the following members of the current management team of the Company: Charles F. Call, Nikhil A. Mehta and Stephen J. Golden Ph.D.
CDTI has filed a Form S-4 Registration Statement containing a joint proxy statement/information statement and prospectus, providing the Company’s shareholders with information about the background to and the reasons for the Merger and capital raise (the “Circular”), and containing a notice of a special meeting of the Company’s shareholders to be convened on a date to be agreed and will be sent to shareholders when declared effective. The Circular outlining the terms of the Merger and capital raise will seek shareholder approval to, among other things, enable the Company to complete the Merger and capital raise discussed below.
The Merger will be completed once both companies have approved the Merger and the conditions are satisfied. The timing of the shareholders’ meetings of both companies is dependant on when the Registration Statement is declared effective, which cannot be determined now. Final timing relating to the date of the shareholders’ meetings and the expected completion date for the Merger will be set out in the Circular that is dispatched to shareholders of both companies.
c. Liquidity
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. Therefore, the consolidated financial statements contemplate the realization of assets and liquidation of liabilities in the ordinary course of business. The Company has suffered recurring losses and negative cash flows from operations since its inception, resulting in an accumulated deficit of $148.7 million at June 30, 2010. The Company has funded its operations through equity sales, debt and bank borrowings. In addition, due to non-compliance with certain loan covenants (described below) and per the repayment obligations under the Company’s loan agreements, substantially all the debt of the Company has been classified as current at June 30, 2010. As a result of this classification, the Company has a working capital deficit of $3.6 million. The covenants are almost exclusively based on the performance of the Company’s Engine Control Systems subsidiary. As of March 31, 2009, the Company had failed to achieve two of the covenants under the bank loan agreement with Fifth Third Bank (see Note 4 for a discussion of the Fifth Third Bank loan agreement). The covenants that the Company failed to achieve are those related to the annualized earnings before interest, tax, depreciation and amortization (EBITDA) and the funded debt to EBITDA ratio for the Engine Control Systems subsidiary. The bank agreed to temporarily suspend its rights with respect to the breach of these two covenants under a Forbearance Agreement that expires on August 31, 2010, with an additional extension through 30 November 2010, provided certain criteria are met.
At June 30, 2010 the Company had $2.9 million in cash. The Company’s access to working capital is limited and its debt service obligations and projected operating costs for 2010 exceed its cash balance at June 30, 2010.
These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company has entered into agreements to merge with Clean Diesel Technologies, Inc., or CDTI, and to issue $4.0 million of secured convertible notes to a group of qualifying investors. The Company has issued $1.5 million of theses notes as of June 30, 2010. These agreements are discussed in greater detail in Note 4. However, there is no certainty that existing cash will be sufficient to sustain operations of the combined company without additional financing. At this time, the Company cannot provide any assurance that the announced Merger will be approved and completed or that the secured convertible notes will be converted to equity. In the event that the Company is not successful in entering into forbearance arrangements with the noteholders in respect of the current technical default, and/or in completion of the Merger, the secured convertible notes, along with a premium collectively totaling $6.0 million plus accrued interest, will be due. In such case, the Company may not be able to continue operations and may be required to file bankruptcy. There can be no assurance that the Company will be able to reorganize through bankruptcy and might be forced to effect a liquidation of its assets. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
See Note 14 for subsequent events.

d. Preparation based on U.S. Generally Accepted Accounting Principles (U.S. GAAP)
The consolidated financial statements and accompanying notes are presented in U.S. dollars and have been prepared in accordance with U.S. GAAP.
2. Summary of Significant Accounting Policies
a. Principles of Consolidation
The consolidated financial statements include the financial statements of Catalytic Solutions, Inc. and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.
b. Concentration of Risk
For the periods presented below, certain customers accounted for 10% or more of the Company’s revenues as follows:

	Six Months Ended June 30
Customer	2010	2009
A	22%	24%
B	15%	26%
The customers above are automotive original equipment manufacturers (OEMs) and relate to sales within the Catalyst segment.
For the periods presented below, certain customers accounted for 10% or more of the Company’s accounts receivable balance as follows:

Customer	June 30, 2010	December 31, 2009
A	13%	18%
B	13%	6%
C	11%	22%
Customer A above is a diesel systems distributor and Customers B and C are automotive OEMs.
Certain vendors accounted for 10% or more of the Company’s raw material purchases as follows:

	Six Months Ended June 30
Vendor	2010	2009
A	22%	7%
B	14%	19%
C	10%	11%
D	6%	11%
Vendor A above is a catalyst supplier, vendor B is a precious metals supplier and vendors C and D are substrate suppliers.

c. Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Areas where significant judgments are made include but are not limited to the following: impairment of long-lived assets, stock-based compensation, the fair value of financial instruments, allowance for doubtful accounts, inventory valuation, taxes and contingent and accrued liabilities. Actual results could differ from those estimates. These estimates and assumptions are based on the Company’s best estimates and judgment. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which it believes to be reasonable under the circumstances. Estimates and assumptions are adjusted when facts and circumstances dictate. Illiquid credit markets, volatile equity markets, foreign currency fluctuations, and declines in customer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ from these estimates. Changes in estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.
d. Accounting Changes
On January 1, 2009, the Company adopted EITF 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock,” included in Accounting Standards Codification (ASC) topic 815. EITF 07-05 provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock. Upon adoption of the EITF, the Company reclassified certain of its warrants from equity to liabilities. See further discussion in Note 3.
The Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157) included in ASC Topic 820, for all assets and liabilities effective January 1, 2008 except for nonfinancial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis where the adoption was January 1, 2009. The adoption of this standard did not have a material effect on the Company’s consolidated financial statements. ASC 820 prioritizes the inputs used in measuring fair value into the following hierarchy:
•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

•	Level 3: Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.
Goodwill impairment testing requires the Company to estimate the fair value of its reporting unit. The Company’s estimate of fair value of its reporting unit involves level 3 inputs. The estimated fair value of the HDD Systems reporting unit was derived primarily from a discounted cash flow model utilizing significant unobservable inputs including expected cash flows and discount rates. In addition, the Company considered the overall fair values of its reporting units as compared to the market capitalization of the Company. The Company determined that no goodwill impairment existed as of December 31, 2009 or June 30, 2010; however, it is reasonably possible that future impairment tests may result in a different conclusion for the goodwill of the HDD Systems reporting unit. The estimate of fair value of the reporting units is sensitive to certain factors including but not limited to the following: movements in the Company’s share price, changes in discount rates and the Company’s cost of capital, growth of the reporting unit’s revenue, cost structure of the reporting unit, successful completion of research and development and customer acceptance of new products and approval of the reporting unit’s product by regulatory agencies.
During 2009, the Company elected to change its accounting policy for legal costs incurred during the registration of patents to expense such costs as incurred. Previously, the Company capitalized such costs when they concluded such costs resulted in probable future benefits. Due to the administrative difficulties in documenting support for the future benefit of such costs as a result of uncertainty of ultimate patent approval, the Company concluded the new method of accounting was preferable.

The adjustments to the Company’s balance sheet and statement of operations as of and for the six months ended June 30, 2009 were not material and include: (i) reductions to intangible assets, total assets, and total stockholders’ equity and an increase to accumulated deficit of $0.6 million and (ii) increases to general and administrative expenses and net loss of $0.1 million. Loss per share and cash flows from operations are $0.01 greater and unchanged, respectively.
e. Fair Value of Financial Instruments
The fair values of the Company’s cash and cash equivalents, trade accounts receivable, prepaid expenses and other current assets, accounts payable, accrued salaries and benefits and accrued expenses approximate carrying values due to the short maturity of these instruments. The fair values of the Company’s debt and off-balance sheet commitments are less than their carrying values as a result of deteriorating credit quality of the Company and, therefore, it is expected that current market rates would be higher than those currently being experienced by the Company.
It is not practical to estimate the fair value of these instruments as the Company’s debt is not publicly traded and the Company’s current financial position and the recent credit crisis experienced by financial institutions have caused current financing options to be limited.
f. Recapitalization Expense
The Company has been in the process of recapitalizing to improve its financial stability. The recapitalization has required the Company to hire a financial advisor, Allen & Company LLC, as well as legal and accounting experts to evaluate its options and to guide it through the process of the merger with CDTI. The Company reported expense of $727,000 and $655,000 for the six months ended June 30, 2010 and 2009, respectively.
3. Warrants
The exercisable warrants and their associated exercise prices are shown below at June 30, 2010:

Warrants exercisable into common stock (issued in USD)	37,500
Exercise price	$1.67
Warrants exercisable into common stock (issued in GBX)	4,367,115
Weighted average exercise price	$1.02
The Company has outstanding warrants to purchase its common stock held by Cycad Group, LLC, Capital Works ECS Investors, LLC and SVB Financial Group, an affiliate of Silicon Valley Bank. The Company adopted EITF 07-05 on January 1, 2009. With the adoption of EITF 07-05, the warrants to Cycad Group, LLC and Capital Works ECS Investors, LLC were determined not to be solely linked to the stock price of the Company and therefore require classification as liabilities. As a result of the adoption on January 1, 2009, the Company recorded a cumulative effect of change in accounting principle of $2.3 million directly as a reduction of accumulated deficit representing the decline in fair value between the issuance and adoption date. For the six months ended June 30, 2009, the application of EITF 07-05 resulted in an increase to other income of $0.2 million resulting from a decline in the fair value of the warrants during the period. SVB Financial Group has agreed to cancel its 37,500 warrants contingent upon, and immediately prior to, completion of the Merger.

4. Debt
The Company has a demand revolving credit line through Fifth Third Bank with a maximum principal amount of Canadian $7.0 million and availability based upon eligible accounts receivable and inventory. At June 30, 2010, the outstanding balance in U.S. dollars was $3.0 million with $3.3 million available for borrowings by Engine Control Systems in Canada. The loan is collateralized by the assets of the Company. The interest rate on the line of credit is variable based upon Canadian and U.S. Prime Rates. As of June 30, 2010, the weighted average borrowing rate on the line of credit was 5.9% compared to 4.48% as of December 31, 2009. The Company is also subject to covenants on minimum levels of tangible capital funds, fixed charge coverage, EBITDA, funded debt-to-earnings before income tax and depreciation and amortization. In the event of default, the bank may demand payment on all amounts outstanding immediately. The Company is also restricted from paying corporate distributions in excess of $250,000. The loan agreement also includes a material adverse change clause, exercisable if, in the opinion of the bank, there is a material adverse change in the financial condition, ownership or operation of Engine Control Systems or the Company. If the bank deems that a material adverse change has occurred, the bank may terminate the Company’s right to borrow under the agreement and demand payment of all amounts outstanding under the agreement. As of March 31, 2009, the Company had failed to achieve two of the covenants under the bank loan agreement with Fifth Third Bank. The covenants that the Company failed to achieve are those related to the annualized EBITDA and the funded debt to EBITDA ratio for the Engine Control Systems subsidiary. The bank agreed to temporarily suspend its rights with respect to the breach of these two covenants under a Forbearance Agreement that expires on August 31, 2010. A further extension until November 30, 2010 was to be granted if the proposed Merger with CDTI was completed by August 1, 2010, and as of August 31, 2010, the secured convertible notes issued by the Company in connection with the capital raise had been converted to common equity and the security granted to the convertible noteholders had been released; the Company had $3.0 million of free cash on its balance sheet; the Engine Control Systems subsidiary had Canadian $2.0 million available under the existing loan agreement; and no default, forbearance default or event of default (as defined in the credit and forbearance agreements) was outstanding. Although the merger was not completed by August 1, 2010 and will not be completed before the August 31, 2010 expiration date for the current forbearance, Fifth Third Bank has indicated its willingness to extend the forbearance until October 15, 2010 and, if the merger is completed prior to such date, for a further period of 90 days after consummation of the merger, but the credit limit would be further reduced to $6.0 million, the interest rate would be increased by 0.25% to U.S./Canadian Prime Rate plus 3.00% and, if the merger is not consummated by October 15, 2010, the interest rate would be increased by an additional 1.00% to U.S./Canadian Prime Rate plus 4.00%. Fifth Third Bank’s willingness to extend the forbearance, among other things, is subject to the Company having entered into forbearance arrangements with holders of the Company’s secured convertible notes and execution of appropriate documentation. There can be no assurance that Fifth Third Bank or the holders of the Company’s secured convertible notes will actually enter into any such forbearance arrangements.
The Company has $3.0 million of consideration due to the seller as part of the Applied Utility Systems acquisition. The consideration was due August 28, 2009 and accrues interest at 5.36%. At June 30, 2010 the Company had accrued $0.6 million of unpaid interest. In addition, the Company may be obligated to pay in connection with its acquisition of the assets of Applied Utility Systems in 2006 an earn-out amount with respect to the period during which it operated the acquired business. The Company is currently in arbitration with seller on these matters. See further discussion in Note 12.
On June 2, 2010, the Company entered into an agreement with a group of accredited investors providing for the sale of $4.0 million of secured convertible notes (the Notes). The Notes, as amended, bear interest at a rate of 8% per annum and matured on August 2, 2010. Under the agreements, $2.0 million of the Notes have been issued by the Company in four equal installments ($0.5 million each on June 2, June 8, June 28 and July 12, 2010) with the remaining $2.0 million to be issued after all conditions precedent to the closing of the merger with CDTI have been satisfied or waived (among other items). Under the terms of the Notes, assuming the necessary shareholder approvals are received at the special meeting of the Company’s shareholders to permit conversion thereof, the $4.0 million of Notes will be converted into newly created “Class B” common stock immediately prior to the merger with CDTI such that at the effective time of the merger, this group of accredited investors will receive approximately 66.066% of the Company’s outstanding common stock on a fully diluted basis. A total of 75,217,000 Class B shares are issuable upon the conversion of the $2.0 million Notes issued through July 12, 2010 and an additional 75,217,000 Class B shares are issuable upon the funding and conversion of the final $2.0 million of Notes.
The Company’s Class B common stock, if approved by the shareholders, has rights identical to those of the Company’s existing Class A common stock other than its exchange rights into CDTI stock upon the Merger. Each share of the Company’s Class B common stock will be exchanged for 0.0602 shares of CDTI common stock whereas each share of the Company’s Class A common stock will be exchanged for 0.0473 shares of CDTI common stock and warrants to purchase 0.0387 shares of CDTI common stock.

The terms of the Notes provide that the Company has a 10-business day grace period to make payments due under the Notes, either at maturity, a date fixed for prepayment, or by acceleration or otherwise, before it is considered an “Event of Default” as defined in the Notes. The terms also provide that, in the event the merger has not occurred prior to the maturity date of the Notes, the Company has a 10-business day grace period, during which time it could seek the agreement of the noteholders to extend the maturity date of the Notes, before the Company would be required to pay the Notes in full. The Company did not repay the Notes or consummate the merger prior to the August 2, 2010 maturity date or within the subsequent 10-day grace period. Accordingly, unless waived, extended or modified with the agreement of the noteholders, the outstanding principal amount under the secured convertible notes, including any interest and an additional payment premium of two times (2x) the outstanding principal amount will be due to the holders of the secured convertible notes and the interest rate applicable thereto increases from 8.0% to 15.0%. The holders of a majority of the Notes have indicated their willingness to forbear from exercising any rights or remedies thereunder to October 15, 2010, to forgo the increase in the interest rate from 8.0% to 15.0%, to waive the applicability of the additional payment premium, and to agree that the payment premium would be extinguished in the event that the Notes are converted and the merger occurs prior to October 15, 2010. The willingness of the holders of the Notes to enter into these forbearance and other arrangements, among other things, is subject to the Company having entered into an extended forbearance arrangement with Fifth Third Bank, the provision of interim statements as to the cash position of CDTI and the Company and the execution of appropriate documentation. There can be no assurance that the holders of the Notes or Fifth Third Bank will actually enter into any such forbearance and other arrangements.
The Notes contain two embedded financial instruments that require separate accounting at fair value. The instruments requiring separate accounting are the premium redemption feature related to the 2x premium and the contingent equity forward related to the future funding commitment. The estimate of fair value of such financial instruments involves unobservable inputs that are considered Level 3 inputs.
For the $1.5 million in Notes issued through June 30, 2010, the premium redemption instrument had an initial value upon issuance of $0.5 million and represents the fair value of the additional penalty premium of two times (2x) the outstanding principal amount plus the default interest that is due if the Notes are in default. This instrument is considered a put option, as subsequent to August 2, 2010, the noteholders have the option of demanding payment or providing additional time extensions. The fair value of the premium redemption instrument is estimated by calculating the present value of $4.0 million plus accrued interest, based on an assumed payment date (eleven months after default date) using a high yield discount rate of 17%, multiplied by an estimated probability of its exercise.
The contingent equity forward has an initial value upon issuance of $0.7 million and represents the fair value of the additional $2.0 million that the investors have committed to fund immediately prior to the closing of the Merger with CDTI. It is considered a commitment to purchase equity since the funding will only occur from the same events that will cause the Notes to automatically convert to equity. The fair value is estimated based on the intrinsic value of the forward discounted at a risk free rate multiplied by the estimated probability that the forward will fund. The intrinsic value is calculated based upon the combined market capitalizations of the Company and CDTI less the required $2.0 million cash payment.
The Notes include a beneficial conversion feature totaling $1.3 million that is contingent on the approval by the shareholders of certain amendments to the Company’s Articles of Incorporation. Once the related amendments are approved, the beneficial conversion feature will be recorded as additional non-cash interest expense.

The initial value of the embedded financial instruments is recorded as a discount to the face value of the Notes and is amortized using the effective interest method through the original maturity date of the Notes, which was August 2, 2010. The embedded financial instruments are re-measured at fair value at the end of the reporting period with changes in fair value being recorded to other income (expense). While the financial instruments are bifurcated for measurement purposes, they are presented on a combined basis with the debt host contract. A summary of the accounting is presented in the table below.

	Convertible
	Notes	Financial
	(net of discount)	Instruments	Total
	US $000	US $000	US $000
Assigned value on date of issuance	482	1,018	1,500
Fair value of contingent equity forward issued in advance of final $0.5 million notes	—	164	164
Amortization of discount on notes	281	—	281
Change in fair value of financial instruments	—	(178)	(178)

Balance at June 30, 2010	763	1,004	1,767

Long-term debt, long-term debt classified as current and financial instruments at fair value at June 30, 2010 and December 31, 2009 is summarized as follows:

	June 30, 2010	December 31, 2009
	US $000	US $000
Line of credit	3,029	5,147
Consideration payable	3,000	3,000
Secured convertible notes payable with a face value of $1.5 million, net of discount of $0.7 million	1,767	—
Capital lease obligation	61	75

	7,857	8,222
Less current portion	(7,796)	(8,147)

	61	75

See Note 14 for subsequent events.
5. Severance Expense
The Company has taken actions to reduce its cost base beginning in 2008 and continuing into the six months ended June 30, 2010. As a result of these actions, the Company has accrued severance costs, which are included in accrued expenses on the accompanying consolidated balance sheets, as follows:

	Six Months Ended
	June 30
	2010	2009
	US $000	US $000
Balance at beginning of period	670	187
Accrued severance expense	15	237
Paid severance expense	(276)	(317)

Balance at end of period	409	107

6. Accrued Warranty
The Company accrues warranty upon shipment of its products. Accrued warranties are included in accrued expenses on the accompanying consolidated balance sheets. The accrued warranty for the six months ended June 30, 2010 and 2009 is as follows:

	Six Months Ended
	June 30
	2010	2009
	US $000	US $000
Balance at beginning of period	371	178
Accrued warranty expense	61	119
Warranty claims paid	(50)	(97)
Translation adjustment	3	7

Balance at end of period	385	207

7. Net Income (loss) per Share
Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and dilutive potential common shares. Diluted net income (loss) per share excludes certain dilutive potential common shares outstanding as their effect is anti-dilutive on loss from continuing operations. Dilutive potential common shares include employee stock options and other warrants that are convertible into the Company’s common stock. The Company had potential option and warrant dilutive securities totaling 8,594,000 and 9,722,000 for the six months ended June 30, 2010 and 2009.
For the six months ended June 30, 2010 and 2009 the effect of the option and warrant dilutive securities totaling 7,343,000 and 9,722,000 equivalent shares, respectively, have been excluded in the computation of net income (loss) per share and net income (loss) from continuing operations per share as their impact would be anti-dilutive.
In addition to the option and warrant dilutive securities, a total of 150,434,000 Class B shares are issuable upon the conversion of the Notes. These shares have been excluded from the computation of net income (loss) per share and net income (loss) from continuing operations per share as their impact would be anti-dilutive for the Notes issued through June 30, 2010 and the remainder is issuable upon contingencies that have not been resolved as of June 30, 2010.
8. TCC Joint Venture
In February 2008, the Company entered into an agreement with Tanaka Kikinzoku Kogyo K.K. (TKK) to form a new joint venture company, TC Catalyst Incorporated (TCC), a Japanese corporation. The joint venture is part of the Catalyst division. The Company entered the joint venture in order to improve its presence in Japan and Asia and strengthen its business flow into the Asian market.
In December 2008, the Company agreed to sell and transfer specific heavy duty diesel catalyst technology and intellectual property to TKK for use in the defined territory for a total selling price of $7.5 million. TKK will provide that intellectual property to TCC on a royalty-free basis. The Company also sold shares in TCC to TKK reducing its ownership to 30%. $5.0 million of the sale was completed and recognized in 2008 with $2.5 million recognized in the three months ended March 31, 2009.
In December 2009, the Company agreed to sell and transfer specific three-way catalyst and zero PGM patents to TKK for use in specific geographic regions. The patents were sold for $3.9 million. TKK paid the Company $1.9 million in 2009 and $2.0 million in the first quarter of 2010. The Company recognized the gain on sale of the patents of $3.9 million in the three months ended March 31, 2010. As part of the transaction, the Company also sold shares in TCC, which reduced its ownership in the joint venture to 5%.

The Company’s investment in TCC is accounted for using the equity method as the Company still has significant influence over TCC as a result of having a seat on TCC’s board. In February 2010, the Company entered into an agreement to loan 37.5 million JPY (approximately $0.4 million) to TCC to fund continuing operations. The loan is funded in four monthly tranches starting in February 2010 and ending in May 2010. As of June 30, 2010, the Company had loaned TCC 37.5 million JPY. If the loan is not repaid by TCC, it will offset the Company’s obligation to fund its portion of TCC’s losses. Given TCC’s historical losses, the loan has been recorded as a reduction of such obligations. At June 30, 2010, the Company’s loan to TCC less its share of accumulated losses in the amount of $0.4 million is included in other current assets. TCC operates with a March 31 fiscal year-end. Financial information for TCC as of and for the six months ended June 30, 2010 and 2009 is as follows:

	Six Months Ended
	June 30
	2010	2009
	US $000	US $000
Assets	5,074	11,675
Liabilities	9,951	13,399
Deficit	(4,877)	(1,724)
Net sales	936	544
Gross Margin	670	(274)
Net loss	(641)	(2,041)
9. Sale of Energy Systems Division
On October 1, 2009 the Company sold all significant assets of Applied Utility Systems, Inc., which comprised the Company’s Energy Systems division, for up to $10.0 million, including $8.6 million in cash and contingent consideration of $1.4 million. Of the contingent consideration, $0.5 million was contingent upon Applied Utility Systems being awarded certain projects and $0.9 million is retention against certain project and contract warranties and other obligations. The Company has not recognized any of the contingent consideration as of June 30, 2010 and will only do so if the contingencies are resolved favorably. The $0.5 million of contingent consideration that was contingent on the award of certain projects was not earned and is not likely to be paid. The income statement of the Energy Systems division is presented as discontinued operations. There was no revenue included within discontinued operations for the six month period ended June 30, 2010. Revenue included within discontinued operations was $8.5 million for the six months ended June 30, 2009.
10. Related-party Transactions
One of the Company’s Directors, Mr. Alexander (“Hap”) Ellis, III, is a partner of RockPort Capital Partners (“RockPort”), a shareholder in the Company which subscribed for the secured convertible notes in connection with the capital raise discussed in Note 4.
In October 2008, the Company’s Board of Directors unanimously adopted a resolution to waive the Non-Executive Directors’ right to receive, and the Company’s obligation to pay, any director fees with respect to participation in Board and Committee meetings and other matters with effect from July 1, 2008 and continuing thereafter until the Directors elect to adopt resolutions reinstating such fees. On May 1, 2009, the Directors adopted a resolution to reinstate the accrual of director fees effective January 1, 2009, with a payment schedule to be determined at a later date. As of June 30, 2010 an amount of $0.5 million was accrued for Directors fees and was due and payable to the Directors. As part of the $4.0 million issuance of secured convertible notes discussed in Note 4, the accrued director fees as of December 31, 2009, which amounted to $0.4 million, will be paid in a combination of common stock and cash, with the cash portion being $0.1 million. The stock portion is contemplated to be issued just prior to the Merger and converted to CDTI common stock post merger. The 2010 director fees will be paid in cash.

11. Goodwill and Intangible Assets
The changes in the carrying amount of goodwill for the six months ended June 30, 2010 are as follows:

US $000
Balance at December 31, 2009	4,223
Effect of translation adjustment	(62)

Balance at June 30, 2010	4,161

Intangible assets as of June 30, 2010 and December 31, 2009 are summarized as follows:

	Useful life	June 30, 2010	December 31, 2009
		US $000	US $000
Trade name	15-20 years	739	738
Patents and know-how	5-10 years	3,796	3,792
Customer relationships	8 years	1,184	1,206

		5,719	5,736
Less accumulated amortization		(1,559)	(1,291)

		4,160	4,445

Aggregate amortization for amortizable intangible assets, using the straight-line amortization method for the six months ended June 30, 2010 and 2009 was $0.3 million. Estimated amortization expense for existing intangible assets for the next five years is $0.5 million in each year.
12. Legal Proceedings
In connection with the Company’s acquisition of the assets of Applied Utility Systems, Inc., Applied Utility Systems entered into a Consulting Agreement with M.N. Mansour, Inc. (“Mansour, Inc.”), pursuant to which Mansour, Inc. and Dr. M.N. Mansour (“Dr. Mansour”) agreed to perform consulting services for Applied Utility Systems. As further discussed in Note 9, the income statement of Applied Utility Systems is presented as discontinued operations. During February 2008, Applied Utility Systems terminated the Consulting Agreement for cause and alleged that Mansour, Inc. and Dr. Mansour had breached their obligations under the Consulting Agreement. The matter was submitted to binding arbitration in Los Angeles, California. On April 13, 2010, the Arbitrator rendered a Final Award (a) finding that the Consulting Agreement was properly terminated by the Company on February 27, 2008, (b) excusing the Company from any obligation to make any further payments under the Consulting Agreement, (c) obligating Mansour, Inc. to pay the Company an amount equal to 75% of all amounts paid to Mansour Inc. by the Company under the Consulting Agreement, and (d) awarding the Company attorney’s fees in the amount of $450,000, resulting in a total award of approximately $1.2 million. A hearing was held on August 2, 2010, during which the court confirmed the arbitrator’s award in its entirety. Included in accrued liabilities at June 30, 2010, is an accrual for the consulting fees under this arrangement totaling $1.2 million. The Company will reverse such liability and has recorded an associated gain from discontinued operations during the quarter ending September 30, 2010, which represents the period in which the court confirmed the award and the Company was legally released from its liability.
The Company has $3.0 million of consideration due to the seller under the Applied Utility Systems Asset Purchase Agreement dated August 28, 2006. The consideration was due August 28, 2009 and accrues interest at 5.36%. At June 30, 2010 the Company had accrued $0.6 million of unpaid interest. The Company has not paid the foregoing amounts. In addition, the Asset Purchase Agreement provides that the Company would pay the seller an earn-out amount based on the revenues and net profits from the conduct of the acquired business of Applied Utility Systems. The earn-out potentially was payable over a period of ten years beginning January 1, 2009. The Company has not paid any earn-out amount for the fiscal year ended December 31, 2009 or the six months ended June 30, 2010. The assets of the business were sold on October 1, 2009 and the Company believes that it has no obligation to pay any earn-out for any period post the sale of the business.

The seller commenced an action in California Superior Court to compel arbitration regarding the consideration which was due in August 2009. Such action was stayed by the court and the seller was directed to pursue any collection action through arbitration. The seller has commenced arbitration proceedings to collect the consideration which was due in August 2009 and any earn-out amounts payable under the Asset Purchase Agreement. The earn-out requested under the proceedings is $21.0 million, which is the maximum earnable over the ten year period of the earn-out defined in the Asset Purchase Agreement. The Company has certain claims against the seller under the terms of the Asset Purchase Agreement. While the arbitration is in the preliminary stages and it is not possible to predict the outcome of the arbitration, the Company intends to vigorously assert its claims against the seller under the Asset Purchase Agreement and to defend against any action or arbitration by the seller to collect on the consideration and earn-out. The Company believes the outcome of these matters will not exceed the liabilities recorded as of June 30, 2010. In connection with the arbitration proceedings, the seller sought a writ of attachment with respect to the foregoing amounts. On June 24, 2010, the arbitrator issued an interim award granting the seller a right to a writ in the amount of approximately $2.4 million (which amount was the net amount of the approximately $3.6 million that the seller claimed was payable by the Company during August 2009 and the amount of $1.2 million that the Company was awarded against the seller in a separate arbitration action by the Company relating to the seller’s breach of his Consulting Agreement with the Company). The seller has initiated action to California Superior Court for Orange County, California, and has filed a motion for the issuance of the writ of attachment. The Company intends to continue to vigorously defend its interests to limit any adverse effects of the writ of attachment and the imposition of the writ against any of the Company’s assets, pending any final decision on the merits of the underlying claims in the arbitration. A hearing on this matter was held on August 18, 2010. The court has taken it under submission but has not ruled. Under the terms of the Fifth Third forbearance agreement described in Note 4, the Company is restricted from making any payment to unsecured creditors, including seller, until the conditions of the forbearance agreement have been met.
In connection with the Company’s acquisition of the assets of Applied Utility Systems, Inc., the seller entered into an agreement not to compete pursuant to which he agreed to refrain from taking certain actions that would be competitive with the business of Applied Utility Systems, Inc. The Company believes that the seller has breached his obligations under the agreement not to compete and on November 19, 2009, commenced suit in California Superior Court for Orange County, California, to enjoin any continuing breaches and to recover damages for the alleged breaches. The seller demurred to the complaint. A hearing on the demurrer was held on July 26, 2010, at which hearing the court granted the demur to the Company’s claim for breach of the agreement not to compete but allowed the Company’s claim for breach of fiduciary duty to proceed, and granted the Company leave to file an amended complaint seeking return of consideration paid for the agreement not to compete in light of the ruling that such agreement was not enforceable. The Company filed a further amended complaint asserting a cause of action for rescission of the agreement not to compete and the seller filed a demurrer to the amended complaint and a hearing on the demurrer is scheduled for September 14, 2010. The suit is in the preliminary stages and it is not possible to predict the outcome of the suit.
On September 30, 2008, Applied Utility Systems, Inc. (“AUS”), a former subsidiary of the Company, filed a complaint against Benz Air Engineering, Inc. (“Benz Air”). The complaint was amended on January 16, 2009, and asserts claims against Benz Air for breach of contract, common counts and slander. AUS seeks $0.2 million in damages, plus interest, costs and applicable penalties. In response to the complaint, Benz Air filed a cross-complaint on November 17, 2008, which named both AUS and the Company as defendants. The cross-complaint asserts claims against AUS and the Company for breach of oral contract, breach of express warranty, breach of implied warranty, negligent misrepresentation and intentional misrepresentation and seeks not less than $0.3 million in damages, plus interest, costs and punitive damages. The Company is unable to estimate any potential payment for punitive damages as they have not been quantified by Benz Air. The Company believes it is more likely than not to prevail in this matter. The trial began on June 14, 2010 and was postponed to October 4, 2010.
See Note 14 for subsequent events.

13. Segment Reporting
The Company has two division segments based on the products it delivers:
Heavy Duty Diesel (HDD) Systems division — The HDD Systems division includes retrofit of legacy diesel fleets with emissions control systems and the emerging opportunity for new engine emissions controls for on- and off-road vehicles. In 2007, the Company acquired Engine Control Systems (ECS), an Ontario, Canada-based company focused on a variety of heavy duty vehicle applications. This environmental business segment specializes in the design and manufacture of verified exhaust emissions control solutions. Globally, the HDD Systems division offers a range of products for the OEM, aftermarket and retrofit markets in order to reduce exhaust emissions created by on-road, off-road and stationary diesel, gasoline and alternative fuel engines including propane and natural gas. The retrofit market in the U.S. is driven in particular by state and municipal environmental regulations and incentive funding for voluntary early compliance. The HDD Systems division derives significant revenues from retrofit with a portfolio of solutions verified by the California Air Resources Board and the United States Environmental Protection Agency.
Catalyst division — The Catalyst division is the original part of the Catalytic Solutions (CSI) business behind the Company’s proprietary Mixed Phase Catalyst (MPC®) technology enabling the Company to produce catalyst formulations for gasoline, diesel and natural gas induced emissions that offer performance, proven durability and cost effectiveness for multiple markets and a wide range of applications. A family of unique catalysts has been developed — with base-metals or low platinum group metal (PGM) and zero PGM content — to provide increased catalytic function and value for technology-driven automotive industry customers.
Corporate — Corporate includes cost for personnel, insurance and public company expenses such as legal, audit and taxes that are not allocated down to the operating divisions. During 2009, the Company changed its internal reporting to the Company’s chief operational decision makers to report corporate expenses separately from the Catalyst division. All data reported reflect this change.
Discontinued operations — In 2006, the Company purchased Applied Utility Systems, Inc., a provider of cost-effective, engineered solutions for the clean and efficient utilization of fossil fuels. Applied Utility Systems, referred to as the Company’s Energy Systems division, provided emissions control and energy systems solutions for industrial and utility boilers, process heaters, gas turbines and generation sets used largely by major utilities, industrial process plants, OEMs, refineries, food processors, product manufacturers and universities. The Energy Systems division delivered integrated systems built for customers’ specific combustion processes. As discussed in Note 9, this division was sold on October 1, 2009.

Summarized financial information for our reportable segments as of and for the six months ended June 30, 2010 and 2009 are shown in the following table:

	Six Months Ended
	June 30
	2010	2009
	US $000	US $000
Net sales
HDD Systems	15,776	8,796
Catalyst	9,936	10,457
Corporate	—	—
Eliminations (1)	(341)	(109)

Total	25,371	19,144

Income (loss) from operations
HDD Systems	1,913	(61)
Catalyst	3,104	(1,768)
Corporate	(2,915)	(2,826)

Total	2,102	(4,655)

(1)	Elimination of Catalyst revenue related to sales to HDD Systems.
The six months Catalyst division income from operations includes a $3.9 million gain on sale of intellectual property to TKK in 2010 and $2.5 million in 2009.
Net sales by geographic region based on location of sales organization for the six months ended June 30, 2010 and 2009 are shown in the following table:

	Six Months Ended
	June 30
	2010	2009
	US $000	US $000
United States	11,346	11,880
Canada	11,177	5,298
Europe	2,848	1,966

Total	25,371	19,144

14. Subsequent Events
The Company has evaluated subsequent events from the balance sheet date through August 27, 2010, the date at which the unaudited condensed consolidated financial statements were issued, and determined there are no other items to disclose.
Upon the inclusion of the financial statements in an amended Form S-4 filing of Clean Diesel Technologies, Inc., the Company has considered disclosures of the following additional matters through the date of filing on September 23, 2010.
On August 31, 2010, Fifth Third Bank agreed to further extend the forbearance period relating to the Company’s demand revolving credit line through October 15, 2010. Under the terms of the extended forbearance agreement, the credit limit was further reduced to $6.0 million and the interest rate was increased by 0.25% to U.S./Canadian Prime Rate plus 3.00% and, if the Merger is not consummated by October 15, 2010, the interest rate will increase by an additional 1.00% to U.S./Canadian Prime Rate plus 4.00%. A further extension until 90 days after consummation of the Merger will be granted if the proposed Merger with CDTI is completed by October 15, 2010, and as of the effective time of the Merger, the secured convertible notes issued by the Company in connection with the capital raise have been converted to common equity and the security granted to the convertible noteholders has been released; the Company and CDTI collectively have $3.0 million of free cash on their balance sheet; the Engine Control Systems subsidiary has Canadian $2.0 million available under the existing loan agreement; and no default, forbearance default or event of default (as defined in the credit and forbearance agreements) is outstanding.

As of August 31, 2010, following the Company’s failure to pay amounts due with respect to the $2.0 million principal amount of the Company’s secured convertible notes or consummate the merger prior to the August 2, 2010 maturity date or within the subsequent grace period, the holders of the Notes agreed to forbear from exercising any rights or remedies there under to October 15, 2010. The agreement regarding rights and remedies includes: forgoing the increase in the interest rate on the Notes from 8.0% to 15.0%, waiving the applicability of the additional payment premium of two times (2x) the outstanding principal amount due, and agreeing that no payment premium will be payable in the event that the Notes are converted and the Merger occurs prior to October 15, 2010. The holders of the notes further conditioned their obligation to purchase the remaining $2.0 million of the notes immediately prior to the closing of the Merger on the requirement that the Company and CDTI timely furnish the requested statements regarding their estimated cash positions, that each of the Company and CDTI have a certain minimum cash position, that the shares of CDTI to be issued in the Merger be approved for listing on the Nasdaq, in addition to the other closing conditions in the secured convertible note purchase agreements (which include that the Company must not have suffered any material adverse change). Accordingly, if the Merger has not occurred by October 15, 2010, and the Company is not able to obtain the agreement of the holders of these Notes to further waive, extend or further modify the terms of the Notes, the $2.0 million principal amount of the Notes, together with accrued interest at the increased rate of 15.0% and an additional payment premium of two times (2x) the outstanding principal amount will be due to the holders of the Notes.
In connection with the arbitration with Dr. Mansour and Mansour Inc. regarding his Consulting Agreement with Applied Utility Systems, the court awarded the Company an additional $64,475 in attorney fees, expenses and interest on the amount of the judgment following a hearing held on September 2, 2010.
In connection with the arbitration relating to amounts due to the seller under the Applied Utility Systems Asset Purchase Agreement, the court granted the seller’s application for writs of attachment against the Company and Applied Utility Systems by order dated August 31, 2010. The seller has delivered to the Company the forms of writ of attachment that he will be filing for issuance by the clerk of the court. Upon issuance, approximately $2.4 million of the Company’s assets would be subject to limitations on their use and disposition pending resolution of the underlying arbitration. The writ of attachment may be levied against only those assets of the Company located in California. Intellectual property is not subject to levy, and the Company will not be required to set aside $2.4 million in cash. The Company does not anticipate any significant impact on its ability to conduct its operations.
In connection with the Company’s acquisition of the assets of Applied Utility Systems, Inc., the seller entered into an agreement not to compete pursuant to which he agreed to refrain from taking certain actions that would be competitive with the business of Applied Utility Systems, Inc. The Company believes that the seller has breached his obligations under the agreement not to compete and on November 19, 2009, commenced suit in California Superior Court for Orange County, California, to enjoin any continuing breaches and to recover damages for the alleged breaches. The seller demurred to the complaint. A hearing on the demurrer was held on July 26, 2010, at which hearing the court granted the demur to the Company’s claim for breach of the agreement not to compete but allowed the Company’s claim for breach of fiduciary duty to proceed, and granted the Company leave to file an amended complaint seeking return of consideration paid for the agreement not to compete in light of the ruling that such agreement was not enforceable. The Company filed a further amended complaint asserting a cause of action for rescission of the agreement not to compete and the seller filed a demurrer to the amended complaint. Following a hearing, the demurrer was denied on September 21, 2010. The suit is in the preliminary stages and it is not possible to predict the outcome of the suit.

CSI AUDITED FINANCIAL STATEMENTS
Independent Auditors’ Report
The Board of Directors
Catalytic Solutions, Inc.:
We have audited the accompanying consolidated balance sheets of Catalytic Solutions, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Catalytic Solutions, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1b to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1b. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
Los Angeles, California
May 4, 2010, except for Note 21, as to
which the date is May 14, 2010

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31
	2009	2008
	US $000	US $000
		As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	2,336	6,726
Trade accounts receivable, less allowance for doubtful accounts of $313 and $123 at December 31, 2009 and 2008, respectively	8,066	10,667
Inventories	6,184	8,919
Prepaid expenses and other current assets	2,010	4,494

Total current assets	18,596	30,806
Property and equipment, net	2,897	2,882
Intangible assets, net	4,445	6,486
Goodwill	4,223	6,319
Promissory note from unconsolidated affiliate	—	2,767
Other assets	82	454

Total assets	30,243	49,714

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	5,147	8,068
Current portion of long-term debt	3,000	9,812
Accounts payable	4,967	7,325
Deferred revenue	195	2,942
Accrued salaries and benefits	1,294	1,451
Accrued expenses	2,990	4,816
Deferred gain on sale of intellectual property	1,900	—
Accrued professional and consulting fees	2,375	1,085
Income taxes payable	1,081	354

Total current liabilities	22,949	35,853
Long-term debt, excluding current portion	75	33
Deferred tax liability	1,336	2,415

Total liabilities	24,360	38,301

Commitments and contingencies (Notes 9, 19 and 21)
Stockholders’ equity:
Common stock, no par value. Authorized 148,500,000 shares; issued and outstanding 69,761,902 shares at December 31, 2009 and 2008	156,216	158,019
Treasury stock at cost (60,000 shares)	(100)	(100)
Accumulated other comprehensive loss	(889)	(2,867)
Accumulated deficit	(149,344)	(143,639)

Total stockholders’ equity	5,883	11,413

Total liabilities and stockholders’ equity	30,243	49,714

See accompanying notes to consolidated financial statements.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Years Ended
	December 31
	2009	2008
	US $000	US $000
		As Adjusted
Revenues	50,514	52,563
Cost of revenues	38,547	44,346

Gross margin	11,967	8,217

Operating expenses:
Sales and marketing	3,577	5,165
Research and development	7,257	8,942
General and administrative	8,903	10,611
Impairment of long-lived assets	—	4,928
Severance expense	1,429	234
Recapitalization expense	1,258	—
Gain on sale of intellectual property	(2,500)	(5,000)

Total operating expenses	19,924	24,880

Loss from operations	(7,957)	(16,663)

Other income (expense):
Interest income	18	266
Interest expense	(2,304)	(2,224)
Other	(291)	(643)

Total other income (expense)	(2,577)	(2,601)

Loss from continuing operations before income taxes	(10,534)	(19,264)
Income tax (benefit) expense from continuing operations	(1,036)	624

Net loss from continuing operations	(9,498)	(19,888)

Discontinued operations:
Income (loss) from operations of discontinued Energy Systems division (including gain on disposal of $3.7 million in 2009)	2,554	(915)
Income tax expense from discontinued operations	1,032	1

Net income (loss) from discontinued operations	1,522	(916)

Net loss	(7,976)	(20,804)

Basic and diluted loss per share:
Net loss from continuing operations per share	$(0.14)	$(0.29)

Net loss per share	$(0.11)	$(0.30)

Weighted average number of common shares outstanding (000s):
Basic and diluted	69,762	69,701

See accompanying notes to consolidated financial statements.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Loss

	Years Ended December 31, 2009 and 2008
					Accumulated
					Other		Net
	Common Stock		Treasury Stock		Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Gain/(Loss)	Deficit	Equity
		US $000		US $000	US $000	US $000	US $000
Balance at December 31, 2007	69,756,461	156,562	(60,000)	(100)	427	(122,612)	34,277

Cumulative effect of change in accounting for patent costs	—	—	—	—	—	(223)	(223)
Net loss	—	—	—	—	—	(20,804)	(20,804)
Unrealized loss on foreign currency translation	—	—	—	—	(3,294)	—	(3,294)

Comprehensive loss	—	—	—	—	—	—	(24,098)
Stock based compensation	—	821	—	—	—	—	821
Issuance of warrants	—	614	—	—	—	—	614
Issuance of restricted stock	60,000	22	—	—	—	—	22
Cashless exercise of stock options	5,441	—	—	—	—	—	—

Balance at December 31, 2008	69,821,902	158,019	(60,000)	(100)	(2,867)	(143,639)	11,413

Cumulative effect of change in accounting for warrants	—	(2,494)	—	—	—	2,271	(223)
Net loss	—	—	—	—	—	(7,976)	(7,976)
Unrealized gain on foreign currency translation	—	—	—	—	1,978	—	1,978

Comprehensive loss	—	—	—	—	—	—	(5,998)
Stock based compensation	—	691	—	—	—	—	691

Balance at December 31, 2009	69,821,902	156,216	(60,000)	(100)	(889)	(149,344)	5,883

See accompanying notes to consolidated financial statements.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Years Ended
	December 31
	2009	2008
	US $000	US $000
		As Adjusted
Cash flows from operating activities:
Net loss	(7,976)	(20,804)
(Income) loss from discontinued operations (including gain on sale of discontinued operations of $3.7 million)	(1,522)	916
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,394	3,012
Provision for (recovery of) doubtful accounts, net	11	(35)
Amortization of deferred financing	686	923
Stock-based compensation	691	821
Change in fair value of liability-classified warrants	(221)	—
Loss on unconsolidated affiliate	1,271	988
Gain on sale of interest in unconsolidated affiliate	(1,165)	(428)
Impairment of long-lived assets	—	4,928
Deferred income taxes	(1,347)	93
Loss on disposal of property and equipment	60	476
Loss (gain) on foreign currency transaction	655	(8)
Gain on sale of intellectual property	(2,500)	(5,000)
Changes in operating assets and liabilities:
Trade accounts receivable	(3,041)	641
Inventories	3,184	763
Prepaid expenses and other assets	1,036	(959)
Accounts payable	1,662	(1,523)
Deferred revenue	—	2,937
Accrued expenses	(820)	(2,015)
Income taxes payable	377	(1)

Cash used in operating activities of continuing operations	(7,565)	(14,275)
Cash provided by (used in) operating activities of discontinued operations	195	(866)

Net cash used in operating activities	(7,370)	(15,141)

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows — (Continued)

	Years Ended
	December 31
	2009	2008
	US $000	US $000
		As Adjusted
Cash flows from investing activities:
Investment in unconsolidated affiliate	—	(986)
Purchases of property and equipment	(629)	(1,896)
Purchase of ECS, net of cash	—	475
Proceeds from sale of interest in unconsolidated affiliate	108	441
Proceeds from sale of intellectual property	5,400	4,000
Proceeds from sale of property and equipment	—	1,702
Proceeds from sale of discontinued Energy Systems division	8,550	—

Cash provided by investing activities of continuing operations	13,429	3,736
Cash provided by (used in) investing activities of discontinued operations	—	(109)

Net cash provided by investing activities	13,429	3,627

Cash flows from financing activities:
Borrowings under line of credit	1,721	4,790
Proceeds from issuance of debt	30	3,345
Repayment of line of credit	(5,424)	(3,506)
Repayment of long-term debt	(6,800)	(1,889)
Payments for debt issuance costs	(14)	(713)

Net cash (used in) provided by financing activities	(10,487)	2,027

Effect of exchange rates on cash	38	(1,231)
Net change in cash and cash equivalents	(4,390)	(10,718)
Cash and cash equivalents at beginning of year	6,726	17,444

Cash and cash equivalents at end of year	2,336	6,726

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	1,390	1,222
Income taxes	528	809
Noncash investing and financing activities:
Warrants issued for long-term debt	—	614
See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
1. Basis of Preparation
a. Description of Business
Catalytic Solutions, Inc. (the Company) is a global manufacturer and distributor of emissions control systems and products, focused in the heavy duty diesel and light duty vehicle markets. The Company’s emissions control systems and products are designed to deliver high value to our customers while benefiting the global environment through air quality improvement, sustainability and energy efficiency. Catalytic Solutions, Inc. is listed on AIM of the London Stock Exchange (AIM: CTS and CTSU) and currently has operations in the USA, Canada, France, Japan and Sweden as well as an Asian joint venture.
b. Liquidity
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. Therefore, the consolidated financial statements contemplate the realization of assets and liquidation of liabilities in the ordinary course of business. The Company has suffered recurring losses and negative cash flows from operations since its inception, resulting in an accumulated deficit of $149.3 million at December 31, 2009. The Company has funded its operations through equity sales, convertible debt and bank borrowings. In addition, due to non-compliance with certain loan covenants (described below) and per the repayment obligations under the Company’s loan agreements, substantially all the debt of the Company has been classified as current at December 31, 2009. As a result of this classification, the Company has a working capital deficit of $4.4 million. The covenants are almost exclusively based on the performance of the Company’s Engine Control Systems subsidiary. As of March 31, 2009, the Company had failed to achieve two of the covenants under the bank loan agreement with Fifth Third Bank (see Note 8 for a discussion of the Fifth Third Bank loan agreement). The covenants that the Company failed to achieve are those related to the annualized EBITDA and the funded debt to EBITDA ratio for the Engine Control Systems subsidiary. The bank agreed to temporarily suspend its rights with respect to the breach of these two covenants under a Forbearance Agreement that expired on April 30, 2010. The Company is currently in discussion with the bank regarding an extension to the forbearance; however, the Company cannot provide assurance that it will be successful in these efforts.
At December 31, 2009 the Company had $2.3 million in cash. The Company’s access to working capital is limited and its debt service obligations and projected operating costs for 2010 exceed its cash balance at December 31, 2009. Failure to renegotiate payment terms for debt due will result in the Company not having sufficient cash to operate.
These matters raise substantial doubt about the Company’s ability to continue as a going concern. In order to address this uncertainty, in the first quarter of 2009, the Company retained a U.S.-based investment banking firm to act as a financial advisor to the Company in exploring alternatives to recapitalize the Company. Alternatives under consideration include the sale of Company stock and/or a sale of the Company’s assets, while negotiating with the Company’s lenders to modify loan terms in order to delay repayments while alternative capital is secured. At this time the Company cannot provide any assurances that it will be successful in its continuing efforts to recapitalize the balance sheet or work with its lenders on loan modifications. In the event that the Company is not successful in the immediate future, the Company will be unable to continue operations and may be required to file bankruptcy. There can be no assurances that the Company will be able to reorganize through bankruptcy and might be forced to effect a liquidation of its assets. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
c. Preparation based on U.S. Generally Accepted Accounting Principles (U.S. GAAP)
The consolidated financial statements and accompanying notes are presented in U.S. dollars and have been prepared in accordance with U.S. GAAP.

Notes to Consolidated Financial Statements — (Continued)
2. Summary of Significant Accounting Policies
a. Principles of Consolidation
The consolidated financial statements include the financial statements of Catalytic Solutions, Inc. and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.
b. Concentration of Risk
For the periods presented below, certain customers accounted for 10% or more of the Company’s revenues as follows:

	Years Ended
	December 31
Customer	2009	2008
A	24%	30%
B	22%	7%
The customers above are automotive OEMs and relate to sales within the Catalyst segment.
For the periods presented below, certain customers accounted for 10% or more of the Company’s accounts receivable balance as follows:

	Years Ended
	December 31
Customer	2009	2008
A	18%	7%
B	15%	—
C	14%	—
Customer A above is an automotive OEM, and customers B and C are diesel distributors.
For the periods presented below, certain vendors accounted for 10% or more of the Company’s raw material purchases as follows:

	Years Ended
	December 31
Vendor	2009	2008
A	16%	12%
B	14%	11%
C	11%	19%
Vendor A above is a catalyst supplier, vendor B is a precious metals supplier and vendor C is a substrate supplier.
c. Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Areas where significant judgments are made include, but are not limited to the following: impairment of long-lived assets, stock-based compensation and instruments, allowance for doubtful accounts, inventory valuation, taxes and contingent and accrued liabilities. Actual results could differ from those estimates. These estimates and assumptions are based on the Company’s best estimates and judgment. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which it believes to be reasonable under the circumstances. Estimates and assumptions are adjusted when facts and circumstances dictate. Illiquid credit markets, volatile equity, foreign currency, and declines in customer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ from these estimates. Changes in estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Notes to Consolidated Financial Statements — (Continued)
d. Cash and Cash Equivalents
Cash and cash equivalents of $2.3 million and $6.7 million at December 31, 2009 and 2008, respectively, consist of cash balances and money market mutual funds. For purposes of the consolidated statements of cash flows, the Company considers the money market funds and all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.
e. Trade Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write off experience and past due balances over 60 days that are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off balance sheet credit exposure related to its customers.
f. Inventories
Inventories are stated at the lower of cost (FIFO method) or market (net realizable value). Finished goods inventory includes materials, labor and manufacturing overhead. The Company’s inventory includes precious metals (platinum, palladium and rhodium) for use in the manufacturing of catalysts. The precious metals are valued lower of cost or market, consistent with the Company’s other inventory. Included in raw material at December 31, 2009 and December 31, 2008 are precious metals of $206,000 and $262,000, respectively.
g. Property and Equipment
Property and equipment are stated at cost. Property and equipment under capital leases are stated at the present value of the minimum lease payments. Depreciation and amortization have been provided using the straight line method over the following estimated useful lives:

Machinery and equipment	2 – 10 years
Furniture and fixtures	2 – 5 years
Computer hardware and software	2 – 5 years
Vehicles	2 – 5 years
When an asset is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized. Repairs and maintenance are charged to expense as incurred and major replacements or betterments are capitalized. The Company records depreciation expense in the expense category that primarily utilizes the associated fixed asset. The depreciation of manufacturing and distribution assets is included within cost of revenues, research and development assets are included in research and development expense and assets related to general and administrative activities are included in general and administrative expense. Property and equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset. Total depreciation for continuing operations for the years ended December 31, 2009 and 2008 was $0.6 million and $2.3 million, respectively.

Notes to Consolidated Financial Statements — (Continued)
h. Goodwill
Goodwill is recorded when the purchase price of an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired and is recorded in the reporting unit that will benefit from acquired intangible and tangible assets. Goodwill is tested for impairment on an annual basis and written down to its implied fair value when impaired. The Company performed the annual goodwill impairment testing as of October 31, 2009. The Company’s Heavy Duty Diesel (HDD) Systems reporting unit, which is also a reporting segment, has all of the Company’s allocated goodwill. The Company performed Step I of the annual impairment test and it was determined that the fair value of the Company’s reporting unit (as determined using the expected present value of future cash flows) was greater than the carrying amount of the respective reporting unit, including goodwill, and Step II of the annual impairment test was not necessary; therefore, there was no impairment to the carrying amount of the reporting unit.
i. Purchased Intangible Assets
Purchased intangible assets are carried at cost, less accumulated amortization. Amortization is computed on a straight-line basis over the estimated useful lives of the respective assets, ranging from 1 to 20 years. Intangible assets consist of trade names, acquired patents and technology, and customer relationships.
j. Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits in income tax expense.
k. Revenue Recognition
The Company generally recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is reasonably assured, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. There are certain customers where risk of loss transfers at destination point and revenue is recognized when product is delivered to the destination. For these customers, revenue is recognized upon receipt at the customer’s warehouse. This generally occurs within five days from shipment date.
The HDD Systems division has certain sales with associated installation. For such sales, revenue is recognized upon completion of installation.
l. Cost of revenue
The Company includes the direct material costs and factory labor as well as factory overhead expense in the cost of revenue. Indirect factory expense includes the costs of freight (inbound and outbound for direct material and finished good), purchasing and receiving, inspection, testing, warehousing, utilities and deprecation of facilities and equipment utilized in the production and distribution of products.

Notes to Consolidated Financial Statements — (Continued)
m. Sales and Marketing
Costs related to sales and marketing are expensed as they are incurred. These expenses include the salary and benefits for the sales and marketing staff as well as travel, samples provided at no-cost to customers and marketing materials.
n. Research and Development
Research and development costs are generally expensed as incurred. These expenses include the salary and benefits for the research and development staff as well as travel, research materials, testing and legal expense related to patenting intellectual property. Also included is any depreciation related to assets utilized in the development of new products.
o. General and Administrative
These expenses include the salary and benefits for the administrative staff as well as travel, legal, accounting and tax consulting. Also included is any depreciation related to assets utilized in the general and administrative functions.
p. Recapitalization Expense
Recapitalization expense includes fees paid to outside advisors hired to assist the Company it its strategic review and its efforts to recapitalize the balance sheet.
q. Long Lived Assets
Assets such as property, plant, and equipment and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.
r. Stock Compensation
The Company recognizes compensation expense ratably over the vesting period based on the estimated grant date fair value method using the Black-Scholes option-valuation model. The Company’s Plan allows for the grant of awards with market conditions. These awards are valued using a Monte Carlo univariate options pricing model.
s. Foreign Currency
The functional currency of the HDD Systems division is the Canadian Dollar, while that of its subsidiary Engine Control Systems Europe AB in Sweden is the Swedish Krona. The functional currency of the Company’s Japanese branch office and TCC joint venture is the Japanese Yen. Assets and liabilities of the foreign locations are translated into U.S. dollars at period-end exchange rates. Revenue and expense accounts are translated at the average exchange rates for the period. The resulting adjustments are charged or credited directly to accumulated comprehensive income (loss) within Stockholders’ Equity. All realized and unrealized transaction adjustments are included in other income (loss).

Notes to Consolidated Financial Statements — (Continued)
t. Accounting Changes
On January 1, 2009, the Company adopted EITF 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock,” included in Accounting Standards Codification (ASC) topic 815. EITF 07-05 provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock. Upon adoption of the EITF, the Company reclassified certain of its warrants from equity to liabilities. See further discussion in Note 7.
The Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157) included in ASC Topic 820, for all assets and liabilities effective January 1, 2008 except for nonfinancial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis where the adoption was January 1, 2009. The adoption of this standard did not have a material effect on the Company’s consolidated financial statements. ASC 820 prioritizes the inputs used in measuring fair value into the following hierarchy:
•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

•	Level 3: Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.
Goodwill impairment testing requires the Company to estimate the fair value of its reporting unit. The Company’s estimate of fair value of its reporting unit involves level 3 inputs. The estimated fair value of the HDD Systems reporting unit was derived primarily from a discounted cash flow model utilizing significant unobservable inputs including expected cash flows and discount rates. In addition, the Company considered the overall fair values of its reporting units as compared to the market capitalization of the Company. The Company determined that no goodwill impairment existed as of December 31, 2009; however, it is reasonably possible that future impairment tests may result in a different conclusion for the goodwill of the HDD Systems reporting unit. The estimate of fair value of the reporting units is sensitive to certain factors including but not limited to the following: movements in the Company’s share price, changes in discount rates and the Company’s cost of capital, growth of the reporting unit’s revenue, cost structure of the reporting unit, successful completion of research and development and customer acceptance of new products and approval of the reporting unit’s product by regulatory agencies.
During 2009, the Company elected to change its accounting policy for legal costs incurred during the registration of patents to expense such costs as incurred. Previously, the Company capitalized such costs when they concluded such costs resulted in probable future benefits. Due to the administrative difficulties in documenting support for the future benefit of such costs as a result of uncertainty of ultimate patent approval, the Company concluded the new method of accounting was preferable. The 2008 financial statements have been adjusted to reflect these changes.
The Company recorded a cumulative effect of the change as an increase to accumulated deficit on January 1, 2008 totaling $0.2 million. The adjustments to the Company’s balance sheet and statement of operations as of and for the year ended December 31, 2008, respectively, were not material and include: (i) reductions to intangible assets, total assets, and total stockholders’ equity and an increase to accumulated deficit at December 31, 2008 of $0.4 million, and (ii) increases to general and administrative expense, net loss from continuing operations and net loss for the year ended December 31, 2008 of $0.2 million.
Loss per share, loss from continuing operations per share and cash flow from operations for the year ended December 31, 2008 remained unchanged.

Notes to Consolidated Financial Statements — (Continued)
The adjustments to the Company’s balance sheet and statement of operations as of and for the six months ended June 30, 2009 and 2008, respectively, were not material and include: (i) reductions to intangible assets, total assets, and total stockholders’ equity and an increase to accumulated deficit at June 30, 2009 and 2008 of $0.6 million and $0.5 million, respectively, and (ii) increases to general and administrative expenses and net loss for the six months ended June 30, 2009 and 2008 of $0.1 million and $0.1 million, respectively. Loss per share and cash flows from operations for the six months ended June 30, 2009 would have been $0.01 greater and unchanged, respectively. Loss per share and cash flows from operations for the six months ended June 30, 2008 would have been unchanged.
In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162”, included in ASC Topic 105, “Generally Accepted Accounting Principles” (ASC 105). ASC 105 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with U.S. GAAP. ASC 105 was effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted this standard and included the new references in its consolidated financial statements effective with the year ending December 31, 2009.
u. Fair Value of Financial Instruments
The fair values of the Company’s cash and cash equivalents, trade accounts receivable, prepaid expenses and other current assets, accounts payable, accrued salaries and benefits and accrued expenses approximate carrying values due to the short maturity of these instruments. The fair values of the Company’s debt and off-balance sheet commitments are less than their carrying values as a result of deteriorating credit quality of the Company and, therefore, expected higher interest rates that would be available currently to the Company.
It is not practical to estimate the fair value of these instruments as the Company’s debt is not publicly traded and the Company’s current financial position and the recent credit crisis experienced by financial institutions have caused current financing options to be limited.
3. Trade Accounts Receivable
Trade accounts receivable at December 31, 2009 and 2008 consisted of the following:

	2009	2008
	US $000	US $000
Non-contract trade accounts receivable	8,379	4,521
Completed contracts	—	178
Contracts in progress	—	6,091
Less allowance for doubtful accounts	(313)	(123)

	8,066	10,667

At December 31, 2009, there were no amounts included in receivables under retainage provisions in contracts.
The Company’s revolving credit facility is collateralized by inventory and receivables. At December 31, 2009 and 2008, the collateralized receivables were $6.0 million and $2.8 million, respectively.
In December 2005, the Company fully reserved an accounts receivable balance from Delphi in the amount of $0.4 million. The $0.4 million represents the amount owed to the Company at the time of Delphi’s filing for bankruptcy protection in October 2005. The entire balance was reserved when the Company determined it was unlikely that Delphi would improve the priority of the debt beyond those of general creditors and a probable loss would be incurred by the Company. In 2007, the Company sold its interest in the receivable at 102.5% of value; however, the Company did not reverse its reserve as the buyer had the ability to demand a refund if Delphi refused the Company’s claim. In 2009, the Company released the reserve and recorded a $0.4 million gain in other income as a result of Delphi exiting bankruptcy.

Notes to Consolidated Financial Statements — (Continued)
4. Inventories
Inventories at December 31, 2009 and 2008 consisted of the following:

	2009	2008
	US $000	US $000
Finished goods	2,221	4,735
Work in progress	1,255	1,127
Raw materials	2,708	3,057

	6,184	8,919

5. Property and Equipment
Property and equipment at December 31, 2009 and 2008 consisted of the following:

	2009	2008
	US $000	US $000
Buildings and land	679	511
Furniture and fixtures	2,354	2,175
Computer hardware and software	1,351	1,335
Machinery and equipment	11,544	11,376
Vehicles	59	73

	15,987	15,470
Less accumulated depreciation	(13,090)	(12,588)

	2,897	2,882

During the year ending December 31, 2008, the Company conducted an assessment for the impairment of certain property, plant and equipment within the catalyst segment as a result of the significant slow-down in the automotive sector during 2008 and the anticipated pace of recovery of the Company’s business in the light duty vehicle catalyst segment. During this assessment, certain long-lived assets of the light duty vehicle catalyst segment were deemed to be impaired and a write-down to fair value was considered necessary. An impairment charge of $4.9 million was recorded during the year ending December 31, 2008, due to projected cash flows not being able to support the asset base. The Company uses a probability-weighted discounted cash flow model to determine fair market value. The allocation of the impairment to asset groups is shown below:

2008
US $000
Furniture and fixtures	278
Computer hardware and software	1,127
Machinery and equipment	3,515
Vehicles	8

4,928

Notes to Consolidated Financial Statements — (Continued)
6. Share-Based Payment
The Company has two stock option plans (the 1997 Plan and the 2006 Plan) for the benefit of employees, officers, directors and consultants of the Company. The 1997 Plan expired on December 31, 2006 and as of December 31, 2009, there were 2,283,150 shares outstanding. Under the 2006 Plan, a total of 4,200,000 shares of the Company’s common stock are reserved for issuance. Options granted under the plans are generally exercisable for a period between seven and ten years from the date of grant at an exercise price that is not less than the fair market value of the common stock on the date of grant. Options granted under the 1997 Plan generally vest over a period of four years and those granted under the 2006 Plan generally vest over a period of three years. Vested stock options may be exercised and paid for by cash, check, net-exercise or by other means as approved by the Remuneration Committee of the Company’s Board of Directors. The fair market value is determined by using the last reported sale price as listed on the AIM of the London Stock Exchange as of the date of exercise or (if there were no trades on that date) the latest preceding date upon which a sale was reported. All common stock issued from exercises are newly issued shares that have been reserved for under the respective Plans.
Under the 2006 Plan, the Company granted stock options that include a market condition. Such options become exercisable if the Company’s common stock trading price is equal to or exceeds an amount equal to 120% of the exercise price of the option for a period of ninety days on which the stock is actually traded on the AIM of the London Stock Exchange. The fair value of these awards is determined using the Monte Carlo univariate pricing model.
There were no options granted during the year ended December 31, 2009.
The per share weighted average fair value of each option granted during the year ended December 31, 2008 was $0.44. The 2006 market-based Plan was valued using a Monte Carlo univariate option pricing model with the following weighted average assumptions:

2008
Expected volatility	59.9%
Risk-free interest rate	2.8%
Dividend yield	0.0%
Expected life in years	5.0
Forfeiture rate	6.0%
As the stock of the Company became publicly traded in November 2006 and has traded for a relatively short period time, it is not practicable for management to estimate the expected volatility of share price because there is not sufficient historical information about volatility. Therefore, the Company utilized an estimate based upon a portfolio of peer companies. The expected life was derived via the Monte Carlo model.
The following summarizes the stock option transactions under the Company’s stock option plans during the years presented:

		Weighted Average
	Shares	Exercise Price
		$
Options outstanding at December 31, 2007	5,305,151	1.95
Granted	728,000	0.81
Exercised	(30,000)	1.07
Forfeited	(129,000)	2.44
Expired	(556,740)	1.96

Options outstanding at December 31, 2008	5,317,411	1.78
Granted	—	—
Exercised	—	—
Forfeited	(220,620)	1.98
Expired	(455,848)	2.16

Options outstanding at December 31, 2009	4,640,943	1.73
At December 31, 2009, the range of exercise prices and weighted average remaining contractual life of outstanding options was $0.42 — $2.74 and 4.87 years, respectively.

Notes to Consolidated Financial Statements — (Continued)
The following table details the options outstanding at December 31, 2009:

		Options
	Options	Currently	Options Vested or
	Outstanding	Exercisable	Expected to Vest
Number of shares	4,640,943	3,682,861	4,456,739
Weighted average exercise price	$1.73	$1.91	$1.75
Aggregate intrinsic value	—	—	—
Weighted average remaining contractual term	4.87	4.74	4.90
The total compensation cost of non-vested options expected to vest is $281,035, with a weighted average period to recognize of 0.7 years.
There was no cash received from option exercises under any share-based payment arrangements for the years ended December 31, 2009 or 2008.
The Company’s 2006 Plan allows for the issuance of stock awards to Non-Executive Directors. As of December 31, 2009, the Company had issued two restricted stock awards in accordance with the Plan, totaling 120,000 shares.
7. Warrants
In June 2008, the Company issued warrants to purchase 1,250,000 shares of common stock as part of the consideration for a debt facility with Cycad Group, LLC.
In December 2007, The Company issued warrants to purchase 3,117,115 shares of common stock to Capital Works, LLC as part of the consideration to acquire Engine Control Systems.
The exercisable warrants and their associated exercise prices are shown below at December 31, 2009 and 2008:

Warrants exercisable into common stock (issued in USD)	37,500
Exercise price	$1.67
Warrants exercisable into common stock (issued in GBX)	4,367,115
Weighted average exercise price	$1.02
The Company has outstanding warrants to purchase its common stock held by Cycad Group, LLC, Capital Works ECS Investors, LLC and SVB Financial Group, an affiliate of Silicon Valley Bank. The Company adopted EITF 07-05 on January 1, 2009. With the adoption of EITF 07-05, the warrants to Cycad Group, LLC and Capital Works ECS Investors, LLC were determined not to be solely linked to the stock price of the Company and, therefore, require classification as liabilities. As a result of the adoption on January 1, 2009, the Company recorded a cumulative effect of change in accounting principle of $2.3 million directly as a reduction of accumulated deficit representing the decline in fair value between the issuance and adoption date. The fair value of the warrants was calculated using the Black-Scholes option-valuation model. The model utilized a volatility of 60% and a risk free rate of 1.4%. The years to maturity are 4.4 and 2.8 for the Cycad Group, LLC and Capital Works, LLC warrants, respectively, which corresponds to the remaining term of the warrants. For the year ended December 31, 2009, the application of EITF 07-05 resulted in an increase to other income of $0.2 million resulting from a decline in fair value of the warrants during the period.

Notes to Consolidated Financial Statements — (Continued)
8. Debt
In June 2008, the Company put in place a debt facility with Cycad Group, LLC that would allow a one-time draw down of up to $3.3 million. In September 2008, the Company borrowed $3.3 million under the debt facility. The debt was collateralized by the accounts receivable at the Energy Systems division and the machinery and equipment of the Catalyst division. As of May 31, 2009, the Company was out of compliance with a covenant in the loan agreement with Cycad Group, LLC. The non-compliance resulted from the Company’s failure to achieve covenants under the bank loan agreement with Fifth Third Bank, as described below. The Company paid off the debt and all accrued interest and fees on October 1, 2009.
In December 2007, the Company and its subsidiaries including Engine Control Systems entered into borrowing agreements with Fifth Third Bank as part of the cash consideration paid for the purchase of Engine Control Systems on December 20, 2007. The borrowing agreements provided for three facilities including a revolving line of credit and two term loans. The line of credit is a demand facility loan up to a maximum principal amount of Canadian $8.5 million, with availability based upon eligible accounts receivable and inventory. At December 31, 2009, the outstanding balance in U.S. dollar was $5.1 million with $3.0 million available for borrowings by Engine Control Systems in Canada. The other facilities included a five-year non-revolving term loan of up to $2.5 million, which was paid off during 2008, and a non-revolving term loan of $3.5 million that was paid off in October 2009. The loans are collateralized by the assets of the Company. The interest rate on the line of credit is variable based upon Canadian and U.S. Prime Rates. As of December 31, 2009, the weighted average borrowing rate on the line of credit was 4.48% compared to 6.36% as of December 31, 2008. The Company is also subject to covenants on minimum levels of tangible capital funds, fixed charge coverage, earnings before income tax, depreciation and amortization, funded debt-to-earnings before income tax and depreciation and amortization. In the event of default, the bank may demand payment on all amounts outstanding immediately. The Company is also restricted from paying corporate distributions in excess of $250,000. The loan agreement also includes a material adverse change clause, exercisable if, in the opinion of the bank, there is a material adverse change in the financial condition, ownership or operation of Engine Control Systems or the Company. If the bank deems that a material adverse change has occurred, the bank may terminate the Company’s right to borrow under the agreement and demand payment of all amounts outstanding under the agreement. As of March 31, 2009, the Company had failed to achieve two of the covenants under the bank loan agreement with Fifth Third Bank. The covenants that the Company failed to achieve are those related to the annualized EBITDA and the funded debt to EBITDA ratio for the Engine Control Systems subsidiary. The bank agreed to temporarily suspend its rights with respect to the breach of these two covenants under a Forbearance Agreement that expired on April 30, 2010.
The Company has $3.0 million of consideration due to the seller as part of the Applied Utility Systems acquisition. The consideration was due August 28, 2009 and accrues interest at 5.36%. At December 31, 2009 the Company had accrued $538,000 of unpaid interest. The Company is currently in arbitration with seller on payment of the consideration.
Long term debt at December 31, 2009 and 2008 is summarized as follows:

	2009	2008
	US $000	US $000
Line of credit	5,147	8,068
Consideration payable	3,000	3,000
Term loans	—	3,500
Cycad debt facility	—	3,300
Capital lease obligation	75	45

	8,222	17,913
Less current portion	(8,147)	(17,880)

	75	33

Annual scheduled principal payments of long-term debt are $8.1 million and $0.1 million for the years ended December 31, 2009 and 2012, respectively.

Notes to Consolidated Financial Statements — (Continued)
9. Commitments and Contingencies
The Company leases certain equipment and facilities under operating leases that expire through December 2018. The Company recognizes its minimum lease payments, including escalation clauses, on a straight line basis over the minimum lease term of the lease. The gross amount of assets recorded under capital leases is $0.1 million. Future minimum lease payments under non-cancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2009 are:

	Capital leases	Operating leases
	US $000	US $000
Years ending December 31:
2010	35	1,261
2011	32	1,107
2012	12	1,049
2013	6	646
2014	—	641
Later years, through 2031	—	1,150

Total minimum lease payments	85	5,854

Less amount representing interest	(10)

Present value of net minimum capital lease payments	75

Rent expense during 2009 and 2008 totaled $1.5 million and $1.3 million, respectively.
10. Severance Expense
The Company has taken actions to reduce its cost base beginning in 2008 and continuing into 2009. As a result of these actions, the Company has accrued severance costs, included in accrued expenses on the accompanying consolidated balance sheets, as follows:

US $000
Accrued severance at December 31, 2007	—
Accrued severance expense	234
Paid severance expense	(47)

Accrued severance at December 31, 2008	187
Accrued severance expense	1,429
Paid severance expense	(946)

Accrued severance at December 31, 2009	670

Notes to Consolidated Financial Statements — (Continued)
11. Accrued Warranty
The Company accrues warranty upon shipment of its products. Accrued warranties are included in accrued expenses on the accompanying consolidated balance sheets. The accrued warranty is as follows:

US $000
Accrued warranty at December 31, 2007	237
Accrued warranty expense	130
Claims paid	(143)
Accrued warranty at December 31, 2008	224
Accrued warranty expense	372
Claims paid	(205)
Accrued warranty at December 31, 2009	391
12. Income Taxes
(Loss) income from continuing operations before income taxes include the following components:

	2009	2008
	US $000	US $000
U.S.-based operations	(11,678)	(21,396)
Non U.S.-based operations	1,144	2,132

	(10,534)	(19,264)

Income tax expense (benefit) attributable to loss from continuing operations is summarized as follows:

	Current	Deferred	Total
	US $000	US $000	US $000
Year ended December 31, 2008:
U.S. Federal	(47)	—	(47)
State and local	56	—	56
Foreign	522	93	615

Total	531	93	624

Year ended December 31, 2009:
U.S. Federal	(560)	(258)	(818)
State and local	(150)	(70)	(220)
Foreign	1,021	(1,019)	2

Total	311	(1,347)	(1,036)

Notes to Consolidated Financial Statements — (Continued)
Income taxes attributable to loss from continuing operations differ from the amounts computed by applying the U.S. federal statutory rate of 34% to loss from continuing operations before income taxes as shown below:

	2009	2008
	US $000	US $000
Expected tax benefit	(3,582)	(6,550)
Net tax effects of:
State taxes, net of federal benefit	(643)	(1,374)
Research credits	(153)	(103)
Other	(245)	209
Change in deferred tax asset valuation allowance	3,587	8,442

	(1,036)	624

Deferred tax assets and liabilities consist of the following:

	2009	2008
	US $000	US $000
Deferred tax assets:
Research and development credits	3,895	3,758
Other credits	366	354
Operating loss carry forwards	34,509	27,727
Warrant expense	84	84
Inventories	601	960
Allowance for doubtful accounts	105	36
Depreciation	566	1,112
Deferred research and development expenses for income tax	6,882	8,557
Non-cash compensation	681	482
Other	3,800	3,264

Total gross deferred tax assets	51,489	46,334
Valuation allowance	(48,536)	(44,949)

Net deferred tax assets	2,953	1,385

Deferred tax liabilities:
Amortization	(2,749)	(2,030)
Other identifiable intangibles	(1,540)	(1,770)

Total gross deferred tax liabilities	(4,289)	(3,800)

Net deferred tax liabilities	(1,336)	(2,415)

The Company had approximately $89.8 million and $70.5 million of federal and state income tax net operating loss carry forwards at December 31, 2009, respectively. The federal and state income tax net operating loss carry forwards expire starting in 2017 and 2012, respectively.
In assessing the potential realization of deferred tax assets, consideration is given to whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. In addition, the utilization of net operating loss carry forwards may be limited due to restrictions imposed under applicable federal and state tax laws due to a change in ownership. Based upon the level of historical operating losses and future projections, management believes it is more likely than not that the Company will not realize a significant portion of the deferred tax assets.

Notes to Consolidated Financial Statements — (Continued)
Future utilization of the net operating losses and credit carry forwards may be subject to a substantial annual limitation due to ownership change limitations as required by Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state limitations. The Company is in the process of performing a study to assess whether an ownership change has occurred that would materially impact the future utilization of the Company’s net operating losses and credits. The preliminary results do not indicate a material limitation has occurred with respect to any of the Company’s net operating losses and credits. A future change at the Company’s current market capitalization would severely limit the annual use of the net operating losses and credits and could result in the expiration of all or a portion of the net operating losses and credits prior to utilization.
The following changes occurred in the amount of Unrecognized Tax Benefits (including related interest and penalties) during the year:

US $000
Balance as of January 1, 2009	268
Additions for current year tax positions	127
Reductions for prior year tax positions	(34)

Balance as of December 31, 2009	361

As of December 31, 2009, the Company had $76,000 accrued for payment of interest and penalties related to unrecognized tax benefits.
The Company operates in multiple tax jurisdictions, both within and outside of the United States. The following tax years remain open to examination by the major domestic taxing jurisdictions to which we are subject:

Open Tax Years
United States — Federal	2006 - 2009
United States — State	2005 - 2009
Canada	2004 - 2009
Sweden	2008 - 2009
13. Foreign Exchange
The Company has exposure to multiple currencies. The primary exposure is between the U.S. dollar, the Canadian dollar, the Euro and Swedish Krona. The Company recorded foreign exchange loss of $1.1 million and gain of $0.2 million in the years ended December 31, 2009 and 2008, respectively, included in other expense on the accompanying Consolidated Statements of Operations.
14. Net Earnings per Share (EPS)
Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of common shares and dilutive potential common shares. Diluted net loss per share excludes certain dilutive potential common shares outstanding, as their effect is anti-dilutive on loss from continuing operations. Dilutive potential common shares consist of employee stock options and other warrants that are convertible into the Company’s common stock.
Because the Company incurred losses in the years ended December 31, 2009 and 2008, the effect of dilutive securities totaling 9,045,558 and 9,782,000 equivalent shares, respectively, has been excluded in the computation of net loss per share and net loss from continuing operations per share as their impact would be anti-dilutive.

Notes to Consolidated Financial Statements — (Continued)
15. TCC Joint Venture
In February 2008, the Company entered into an agreement with Tanaka Kikinzoku Kogyo K.K. (TKK) to form a new joint venture company, TC Catalyst Incorporated (TCC), a Japanese corporation. The joint venture is part of the Catalyst division. The Company entered the joint venture in order to improve its presence in Japan and Asia and strengthen its business flow into the Asian market.
In December 2008, the Company agreed to sell and transfer specific heavy duty diesel catalyst technology and intellectual property to TKK for use in the defined territory for a total selling price of $7.5 million. TKK will provide that intellectual property to TCC on a royalty-free basis. The Company also sold shares in TCC to TKK reducing its ownership to 30%. $5.0 million of the sale was completed and recognized in 2008 with $2.5 million recognized in 2009.
In December 2009, the Company agreed to sell and transfer specific three-way catalyst and zero PGM patents to TKK for use in specific geographic regions. The patents were sold for $3.9 million. TKK paid the Company $1.9 million in 2009 and $2.0 million in the first quarter of 2010. As the Company had not delivered the technology as of December 31, 2009, the Company will recognize the sale of the patents in 2010. As part of the transaction, the Company also sold shares in TCC, bringing its ownership in the joint venture down to 5%. As the Company is contractually obligated to fund its portion of the losses of the joint venture based on its ownership percentage, the Company recognized a gain of $1.1 million during the year ended December 31, 2009 as a result of the decrease in ownership and the related decrease it its obligation to fund losses. The gain is included in other income.
The Company’s investment in TCC is accounted for using the equity method as the Company still has significant influence over TCC as a result of having a seat on TCC’s board. The Company’s share of the TCC net loss for the year ended December 31, 2009 was $1.3 million and TKK’s share is the balance. At December 31, 2009, the Company’s interest in the accumulated deficit of TCC is reflected as an accrued liability of $0.2 million as the Company is contractually obligated to fund its portion of the deficit. TCC operates with a March 31 fiscal year-end. Financial information for TCC as of and for the twelve months ended December 31, 2009 is as follows:

2009
US $000
Assets	6,928
Liabilities	10,980
Deficit	(4,052)
Net sales	745
Gross Margin	(213)
Net earnings	(4,379)
16. Sale of Energy Systems Division
On October 1, 2009 the Company sold all significant assets of Applied Utility Systems, Inc., which comprised the Company’s Energy Systems division, for up to $10.0 million, including $8.6 million in cash and contingent consideration of $1.4 million. Of the contingent consideration, $0.5 million was contingent upon Applied Utility Systems being awarded certain projects and $0.9 million is retention against certain project and contract warranties and other obligations. The Company has not recognized any of the contingent consideration as of December 31, 2009 and will only do so if the contingencies are resolved favorably. The $0.5 million of contingent consideration that was contingent on the award of certain projects was not earned and is not likely to be paid. The income statement of the Energy Systems division is presented as discontinued operations. Basic and diluted income from discontinued operations per share was $0.02 and loss from discontinued operations per share was $0.01 for the years ended December 31, 2009 and 2008, respectively. Revenue included within discontinued operations was $14.0 million and $10.4 million for the years ended December 31, 2009 and 2008, respectively.

Notes to Consolidated Financial Statements — (Continued)
17. Related-party Transactions
In June 2008, the Company put in place a debt facility with Cycad Group, LLC (a significant shareholder of the Company) that would allow a one-time draw down of up to $3.3 million. To avoid any conflict of interest, Mr. K. Leonard Judson, officer of Cycad Group, LLC and Non-Executive Director of the Company, recused himself from all Board of Directors discussions and voting pertaining to the debt facility. Further details regarding the debt facility are disclosed in the long-term debt discussion in Note 8. Mr. Judson resigned from the Board of Directors of the Company in January 2009. The debt facility was repaid in full on October 1, 2009.
In October 2008, the Company’s Board of Directors unanimously adopted a resolution to waive the Non-Executive Directors’ right to receive, and the Company’s obligation to pay, any director fees with respect to participation in Board and Committee meetings and other matters with effect from July 1, 2008 and continuing thereafter until the Directors elect to adopt resolutions reinstating such fees. On May 1, 2009, the Directors adopted a resolution to reinstate the accrual of director fees effective January 1, 2009, with a payment schedule to be determined at a later date. As of December 31, 2009 an amount of $406,000 was accrued for Directors fees and was due and payable to the Directors.
18. Goodwill and Intangible Assets
The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2009 are as follows:

US $000
Balance at December 31, 2007	7,753
Goodwill adjustments related to acquisition of Engine Control Systems	54
Tax valuation adjustment	(489)
Effect of translation adjustment	(999)

Balance at December 31, 2008	6,319
Sale of Energy Systems division	(2,600)
Effect of translation adjustment	504

Balance at December 31, 2009	4,223

Intangible assets as of December 31, 2009 and 2008 are summarized as follows:

	Useful Life	2009	2008
		US $000	US $000
Trade name	15-20 years	738	2,151
Non-compete agreement	3 years	—	111
Patents and know-how	5-10 years	3,792	4,919
Acquired contract work-in-progress	1.4 years	—	353
Customer relationships	8 years	1,206	1,094

		5,736	8,628
Less accumulated amortization		(1,291)	(2,142)

		4,445	6,486

Notes to Consolidated Financial Statements — (Continued)
Aggregate amortization for amortizable intangible assets, using the straight-line amortization method, for the years ended December 31, 2009 and 2008 was $0.8 million and $0.6 million, respectively. Estimated amortization expense for existing intangible assets for the next five years is $546,000 in each year.
19. Legal Proceedings
In connection with the Company’s acquisition of the assets of Applied Utility Systems, Inc., Applied Utility Systems entered into a Consulting Agreement with M.N. Mansour, Inc. (“Mansour, Inc.”), pursuant to which Mansour, Inc. and Dr. M.N. Mansour (“Dr. Mansour”) agreed to perform consulting services for Applied Utility Systems. As further discussed in Note 16, the income statement of Applied Utility Systems is presented as discontinued operations. During February 2008, Applied Utility Systems terminated the Consulting Agreement for cause and alleged that Mansour, Inc. and Dr. Mansour had breached their obligations under the Consulting Agreement. The matter was submitted to binding arbitration in Los Angeles, California. The arbitration was held during February 2009. During May 2009 the Arbitrator rendered an Interim Award (a) finding that the Consulting Agreement was properly terminated by the Company on February 27, 2008, (b) excusing the Company from any obligation to make any further payments under the Consulting Agreement and (c) excusing Mansour, Inc. from any obligation to repay to the Company any of the amounts previously paid to it under the Consulting Agreement. In the Interim Award, the Arbitrator requested that the parties schedule a date for a hearing on the award of attorneys’ fees and the correction of any aspects of the award, without rearguing the merits of the case. The Consulting Agreement provides that, on termination of the Consulting Agreement by the Company, Mansour, Inc. shall repay to the Company 75% of the amounts previously paid to it under the Consulting Agreement. The hearing was held on February 17, 2010. At the hearing, the Company sought the award of its attorneys’ fees and the correction of the award to require such payment by Mansour, Inc. The Arbitrator took the matter under submission and did not render a decision at the hearing. A final hearing on the award of attorneys’ fees is scheduled for May 10, 2010. Included in accrued liabilities at December 31, 2009, is an accrual for the consulting fees under this arrangement through the date of the interim award totaling $1.5 million. Should a final binding award be rendered on terms that are consistent with the interim award, the Company would reverse the accrued liability and record income from discontinued operations.
The Company has $3.0 million of consideration due to the seller under the Applied Utility Systems Asset Purchase Agreement dated August 28, 2006. The consideration was due August 28, 2009 and accrues interest at 5.36%. At December 31, 2009 the Company had accrued $538,000 of unpaid interest. The Company has not paid the foregoing amount. The Company has certain claims against the seller under the terms of the Asset Purchase Agreement. At this time, the Company intends to vigorously assert its claims against seller under the Asset Purchase Agreement and to defend against any action or arbitration by seller to collect on the consideration. The seller commenced an action in California Superior Court for collection of the consideration. Such action was dismissed by the court and the seller was directed to pursue any collection action through arbitration. Seller has commenced arbitration proceedings to collect the amounts payable under the consideration. Arbitration dates for this action have not been determined. This arbitration is in the preliminary stages and it is impossible to predict the outcome of the arbitration. Under the terms of the Fifth Third forbearance agreement described in Note 8, the Company is prohibited from making any payment to unsecured creditors, including seller, until the conditions of the forbearance agreement have been met.
In connection with the Company’s acquisition of the assets of Applied Utility Systems, Inc., Mansour, Inc. and Dr. Mansour entered into an Agreement Not to Compete pursuant to which they agreed to refrain from taking certain actions that would be competitive with the business of Applied Utility Systems, Inc. acquired by the Company. The Company believes that Mansour, Inc. and Dr. Mansour have breached their obligations under such Agreement and has commenced suit in California Superior Court for Orange County, California, to enjoin any continuing breaches and to recover damages for the alleged breaches. Mansour, Inc. and Dr. Mansour have demurred to the Complaint. A hearing on the demurrer is scheduled for May 10, 2010. The suit is in the preliminary stages and it is not possible to predict the outcome of the suit.

Notes to Consolidated Financial Statements — (Continued)
On September 30, 2008, Applied Utility Systems, Inc. (“AUS”), a former subsidiary of the Company, filed a complaint against Benz Air Engineering, Inc. (“Benz Air”). The complaint was amended on January 16, 2009, and asserts claims against Benz Air for breach of contract, common counts and slander. AUS seeks $183,000 in damages, plus interest, costs and applicable penalties. In response to the complaint, Benz Air filed a cross-complaint on November 17, 2008, which named both AUS and the Company as defendants. The cross-complaint asserts claims against AUS and the Company for breach of oral contract, breach of express warranty, breach of implied warranty, negligent misrepresentation and intentional misrepresentation and seeks not less than $300,000 in damages, plus interest, costs and punitive damages. The Company is unable to estimate any potential payment for punitive damages as they have not been quantified by Benz Air. The case is set for trial on June 14, 2010. The Company assumed the benefits and obligations of this claim when it sold AUS.
See Note 21 for subsequent events.
20. Segment Reporting
The Company has two division segments based on the products it delivers:
Heavy Duty Diesel (HDD) Systems division — The HDD Systems division includes retrofit of legacy diesel fleets with emissions control systems and the emerging opportunity for new engine emissions controls for on- and off-road vehicles. In 2007, the Company acquired Engine Control Systems (ECS), an Ontario, Canada-based company focused on a variety of heavy duty vehicle applications. This environmental business segment specializes in the design and manufacture of verified exhaust emissions control solutions. Globally, the HDD Systems division offers a range of products for the OEM, aftermarket and retrofit markets in order to reduce exhaust emissions created by on-road, off-road and stationary diesel, gasoline and alternative fuel engines including propane and natural gas. The retrofit market in the U.S. is driven in particular by state and municipal environmental regulations and incentive funding for voluntary early compliance. The HDD Systems division derives significant revenues from retrofit with a portfolio of solutions verified by the California Air Resources Board and the United States Environmental Protection Agency.
Catalyst division — The Catalyst division is the original part of the Catalytic Solutions (CSI) business behind the Company’s proprietary Mixed Phase Catalyst (MPC®) technology enabling the Company to produce catalyst formulations for gasoline, diesel and natural gas induced emissions that offer performance, proven durability and cost effectiveness for multiple markets and a wide range of applications. A family of unique catalysts has been developed — with base-metals or low platinum group metal (PGM) and zero-PGM content — to provide increased catalytic function and value for technology-driven automotive industry customers.
Corporate — The Corporate office includes cost for personnel, insurance and public company expenses such as legal, audit and taxes that are not allocated down to the operating divisions. During 2009, the Company changed its internal reporting to the Company’s chief operational decision makers to report corporate expenses separately from the Catalyst division. The 2008 data has been restated to reflect this change.
Discontinued operations — In 2006, the Company purchased Applied Utility Systems, Inc., a provider of cost-effective, engineered solutions for the clean and efficient utilization of fossil fuels. Applied Utility Systems, referred to as the Company’s Energy Systems division, provided emissions control and energy systems solutions for industrial and utility boilers, process heaters, gas turbines and generation sets used largely by major utilities, industrial process plants, OEMs, refineries, food processors, product manufacturers and universities. The Energy Systems division delivered integrated systems built for customers’ specific combustion processes. As discussed in Note 16, this division was sold on October 1, 2009.

Notes to Consolidated Financial Statements — (Continued)
Summarized financial information for our reportable segments as of, and for the years ended December 31, 2009 and 2008 is shown in the following table:

	2009	2008
	US $000	US $000
Net sales
HDD Systems	25,916	27,126
Catalyst	25,074	26,311
Corporate	—	—
Eliminations(1)	(476)	(874)

Total	50,514	52,563

Income (loss) from operations
HDD Systems	1,942	1,923
Catalyst(2)	(5,730)	(14,146)
Corporate	(4,169)	(4,440)

Total	(7,957)	(16,663)

Depreciation and amortization
HDD Systems	1,143	1,061
Catalyst	251	1,951
Corporate	—	—

Total	1,394	3,012

Total assets
HDD Systems	28,181	26,357
Catalyst	29,231	43,635
Discontinued operations	532	11,537
Eliminations	(27,701)	(31,815)

Total	30,243	49,714

Capital expenditures
HDD Systems	294	526
Catalyst	335	1,370
Corporate	—	—

Total	629	1,896

(1)	Elimination of Catalyst revenue related to sales to HDD Systems.

(2)	Included in Catalyst operating income (loss) in 2008 are impairment losses of $4.9 million (see Note 5).
Interest expense for HDD Systems was $0.3 million and $0.6 million for 2009 and 2008, respectively, and interest expense for Catalyst was $2.0 million and $1.7 million for 2009 and 2008, respectively.

Notes to Consolidated Financial Statements — (Continued)
Net sales by geographic region based on location of sales organization for the years ended December 31, 2009 and 2008 is shown in the following table:

	2009	2008
	US $000	US $000
United States	27,671	29,721
Canada	18,247	13,250
Europe	4,596	9,592

Total	50,514	52,563

Net fixed assets and net assets by geographic region as of December 31, 2009 and 2008 are shown in the following table:

	Net Fixed Assets		Net Assets
	2009	2008	2009	2008
	US $000	US $000	US $000	US $000
United States	1,316	1,533	10,333	31,299
Canada	1,313	1,043	16,016	14,507
Europe	268	306	3,894	3,908

Total	2,897	2,882	30,243	49,714

21. Subsequent Events
The Company has evaluated subsequent events from the balance sheet date through May 5, 2010, the date at which the financial statements were originally issued. Upon the inclusion of the financial statements in an S-4 filing of Clean Diesel Technologies, Inc., the Company considered disclosures of additional matters through the date of filing on May 14, 2010.
In the arbitration with Dr. Mansour on the consulting services contract, the Arbitrator has rendered a Final Award (a) finding that the Consulting Agreement was properly terminated by the Company on February 27, 2008, (b) excusing the Company from any obligation to make any further payments under the Consulting Agreement, (c) obligating Mansour, Inc. to pay the Company an amount equal to 75% of all amounts paid to Mansour Inc. by the Company under the Consulting Agreement, and (d) awarding the Company attorney’s fees in the amount of $450,000, resulting in a total award of approximately $1.2 million. The Company has initiated action to enter a judgment pursuant to the award and Mansour, Inc. has petitioned the court to set aside the award, which matters are scheduled for hearing on August 2, 2010. Included in accrued liabilities at December 31, 2009, is an accrual for the consulting fees under this arrangement through the date of the interim award totaling $1.5 million. The Company will reverse such liability and record an associated gain from discontinued operations when the court affirms the award and the Company is legally released from its liability.

Notes to Consolidated Financial Statements — (Continued)
The Company continues the initial stages of the arbitration on the $3.0 million of consideration due to the seller of Applied Utility Systems. Seller has commenced arbitration proceedings to collect the foregoing amount and the amount of any earn-out payable under the Asset Purchase Agreement. The Asset Purchase Agreement provides that the Company would pay the seller an earn-out amount based on the revenues and net profits from the operation of the acquired business of Applied Utility Systems. The earn-out was potentially payable over a period of ten years beginning January 1, 2009. The Company has not paid any earn-out amount for the fiscal year ended December 31, 2009. The assets of the business were sold on October 1, 2009 and the Company believes that it has no obligation to pay any earn-out for any period post the sale of the business. The seller commenced an action in California Superior Court to compel arbitration regarding the consideration which was due in August 2009. Such action was stayed by the court and the seller was directed to pursue any collection action through arbitration. The seller has commenced arbitration proceedings to collect the consideration which was due in August 2009 and any earn-out amounts payable under the Asset Purchase Agreement. The earn-out requested under the proceedings is $21 million, which is the maximum earnable over the ten year period of the earn-out defined in the Asset Purchase Agreement. The Company has certain claims against the seller under the terms of the Asset Purchase Agreement. While the arbitration is in the preliminary stages and it is not possible to predict the outcome of the arbitration, the Company intends to vigorously assert its claims against the seller under the Asset Purchase Agreement and to defend against any action or arbitration by the seller to collect on the consideration and earn-out. The Company believes the outcome of these matters will not exceed the liabilities recorded as of December 31, 2009. In connection with the arbitration proceedings, the seller sought a writ of attachment with respect to the foregoing amounts. The Company intends to vigorously oppose the granting of any writ of attachment. Arbitration dates for this action have not been determined. This arbitration is in the preliminary stages and it is impossible to predict the outcome of the arbitration. Under the terms of the Fifth Third forbearance agreement described in Note 8, the Company is prohibited from making any payment to unsecured creditors, including seller, until the conditions of the forbearance agreement have been met.
In connection with the Company’s acquisition of the assets of Applied Utility Systems, the seller entered into an agreement not to compete pursuant to which he agreed to refrain from taking certain actions that would be competitive with the business of Applied Utility Systems. The Company believes that the seller has breached his obligations under the agreement not to compete and on November 19, 2009 commenced suit in California Superior Court for Orange County, California, to enjoin any continuing breaches and to recover damages for the alleged breaches. The seller has demurred to the complaint. A hearing on the demurrer was held on May 10, 2010, at which hearing the court granted the demur but permitted the Company to file an amended complaint. The Company has filed an amended complaint and a further demurrer hearing is scheduled for July 26, 2010. The suit is in the preliminary stages and it is not possible to predict the outcome of the suit.
On May 13, 2010, the Company agreed to a Merger Agreement with Clean Diesel Technologies, Inc. (CDTI) whereby all outstanding shares of the Company would be exchanged for shares of CDTI and the Company will become a wholly-owned subsidiary of CDTI. The Merger Agreement is subject to approval by the shareholders of both the Company and CDTI and other conditions precedent prior to closing. The Company expects that the transaction will be accounted for as a reverse merger whereby the Company would be considered the acquirer for accounting purposes.

UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

The following unaudited pro forma condensed financial data gives effect to the proposed business combination of Clean Diesel and CSI including related capital raise transactions that close at or prior to the time of the Merger. For accounting purposes, CSI is considered to be acquiring Clean Diesel. Accordingly, the assets and liabilities of Clean Diesel are recorded at fair value, while the assets and liabilities of CSI are recorded at historical carrying values for the combined company. The transaction will be accounted for under the acquisition method of accounting in accordance with FASB Accounting Standards Codification (ASC) Topic 805, Business Combinations. Under the acquisition method of accounting, the estimated purchase consideration is recorded at fair value as described in Note 2 to this unaudited pro forma condensed combined financial data and the tangible and intangible assets acquired and liabilities of Clean Diesel assumed in connection with the transaction are recorded at their estimated fair values at the time the Merger is consummated.

For purposes of this unaudited pro forma condensed combined financial data, Clean Diesel has made preliminary estimates of the purchase consideration and the values of the assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair values. A final determination of the estimated fair values, will be made subsequent to the completion of the Merger based on the actual purchase consideration and the actual assets and liabilities of Clean Diesel that exist as of the date of completion of the Merger. The actual amounts recorded at the completion of the Merger may differ materially from the information presented in this unaudited pro forma condensed combined financial data as a result of:

•	net cash used in Clean Diesel’s and CSI’s operations between the dates of the pro forma financial statements and the closing of the Merger;

•	the effect of Clean Diesel’s and CSI’s capital raise transactions;

•	other changes in Clean Diesel’s and CSI’s assets and liabilities that occur prior to completion of the Merger;

•	the timing of completion of the Merger; and

•	other changes in estimated costs and fair values, which could cause material differences in the information presented.

Further, Clean Diesel has made preliminary estimates of the fair values of financial instruments issued in connection with the capital raise transactions. A final determination of the estimated fair values will be made in connection with the issuance of the financial statements containing such instruments.

The unaudited pro forma condensed combined financial data is based on the pro forma financial statements of Clean Diesel and CSI, adjusted to give effect to the acquisition of Clean Diesel by CSI for accounting purposes. The unaudited Clean Diesel and CSI pro forma statements reflect their historical data adjusted to give effect to the accounting impact of their respective capital raise transactions. The pro forma adjustments are described in the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of June 30, 2010 gives effect to the proposed Merger as if it occurred on June 30, 2010, and combines the unaudited pro forma balance sheets of Clean Diesel and CSI as of June 30, 2010. The unaudited Clean Diesel and CSI pro forma balance sheet as of June 30, 2010 adjusts the historical balance sheet of each company, as included elsewhere in this joint proxy statement/information statement and prospectus, to give effect to their respective capital raise transactions as if they occurred on June 30, 2010.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2010, and the year ended December 31, 2009 are presented as if the Merger was consummated on January 1, 2009, and combines the historical results of Clean Diesel and CSI for the six months ended June 30, 2010, and the historical results of Clean Diesel and the pro forma results of CSI for the twelve months ended December 31, 2009. The unaudited CSI pro forma condensed statement of operations for the six months ended June 30, 2010 and the year ended December 31, 2009, adjusts the historical statement of operations of CSI, included elsewhere in this joint proxy statement/information statement and prospectus, to give effect to its capital raise transaction as if such transaction was consummated on January 1, 2009. For purposes of the CSI pro forma condensed statement of operations, it is assumed that the Merger is consummated four months after the closing of the capital raise and the secured convertible notes are converted to equity at the end of the four-month period; therefore, there are no resulting pro forma adjustments that impact CSI’s pro forma net income for the six months ended June 30, 2010. Likewise, the Clean Diesel capital raise involved the issuance of equity and there are no resulting pro forma adjustments that impact Clean Diesel pro forma net income for the twelve months ended December 31, 2009 nor the six months ended June 30, 2010.

This unaudited pro forma condensed financial data has been prepared for illustrative purposes only and is not indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Clean Diesel and CSI been a combined company during the periods presented or had Clean Diesel and CSI completed their capital raise transactions on the dates noted above. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this joint proxy statement/information statement and prospectus and are subject to change. This unaudited pro forma condensed financial data, including the notes thereto should be read in conjunction with, the historical financial statements of Clean Diesel and CSI included elsewhere in this joint proxy statement/information statement and prospectus.

As required, the unaudited pro forma condensed financial data includes adjustments that give effect to the events that are (i) directly attributable to the Merger; (ii) expected to have a continuing impact and (iii) factually supportable. The unaudited pro forma condensed combined statements of operations do not reflect any adjustments for non-recurring items or anticipated synergies resulting from the Merger. Merger expenses will be expensed as incurred in accordance with applicable accounting rules regarding business combinations. Further, the pro forma condensed combined financial data does not include the impact of the contemplated reverse stock split.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Balance Sheet
June 30, 2010

	Catalytic			Pro Forma
	Solutions, Inc.	Pro Forma		Catalytic
	Historical	Adjustments		Solutions, Inc.
	(Amounts in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$2,887	$500	(A)	$3,387
Trade accounts receivable, less allowance for doubtful accounts	5,926	—		5,926
Inventories	5,026	—		5,026
Prepaid expenses and other current assets	1,635	—		1,635

Total current assets	15,474	500		15,974
Property and equipment, net	2,688	—		2,688
Intangible assets, net	4,160	—		4,160
Goodwill	4,161			4,161
Other assets	311	—		311

Total assets	$26,794	$500		$27,294

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$3,029	$—		$3,029
Current portion of long-term debt	3,000	—		3,000
Secured convertible notes payable	1,767	500	(A)	2,267
Accounts payable	4,449	—		4,449
Accrued expenses	6,029	—		6,029
Income taxes payable	784	—		784

Total current liabilities	19,058	500		19,558
Long-term debt	61	—		61
Deferred tax liability	1,283	—		1,283

Total liabilities	20,402	500		20,902

Stockholders’ equity:
Class A common stock, no par value	156,307	—		156,307
Historical and pro forma: Authorized 148,500,000; issued 69,761,902; and outstanding 69,761,902
Class B common stock, no par value	—	—		—
Historical and pro forma: Authorized, issued and outstanding: none
Treasury stock at cost (Historical: 60,000 shares)	(100)	—		(100)
Accumulated other comprehensive loss	(1,116)	—		(1,116)
Accumulated deficit	(148,699)	—		(148,699)

Total stockholders’ equity	6,392	—		6,392

Total liabilities and stockholders’ equity	$26,794	$500		$27,294

Book value per share	$0.09			$0.09

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Statement of Operations
Six Months Ended June 30, 2010

	Catalytic		Pro Forma
	Solutions, Inc.	Pro Forma	Catalytic
	Historical	Adjustments	Solutions, Inc.
	(Amounts in thousands, except per share amounts)

Revenues	$25,371	$—	$25,371
Cost of revenues	18,595	—	18,595

Gross margin	6,776	—	6,776

Operating expenses:
Sales and marketing	1,561	—	1,561
Research and development	2,145	—	2,145
General and administrative	4,126	—	4,126
Severance expense	15	—	15
Recapitalization expense	727	—	727
Gain on sale of intellectual property	(3,900)	—	(3,900)

Total operating expenses	4,674	—	4,674

Income from operations	2,102	—	2,102

Other income (expense):
Interest income	2	—	2
Interest expense	(678)	—	(678)
Other expense	(109)	—	(109)

Total other income (expense)	(785)	—	(785)

Income from continuing operations before income taxes	1,317	—	1,317
Provision for income taxes	510	—	510

Net income from continuing operations	$807	$—	$807

Basic and diluted income per share:
Basic net income from continuing operations	$0.01		$—

Diluted net income from continuing operations	$0.01		$—

Weighted average shares outstanding (000s):
Basic	69,762		220,197

Diluted	70,226		220,661

Cash dividends per share	$—		$—

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Statement of Operations
Twelve Months Ended December 31, 2009

	Catalytic			Pro Forma
	Solutions, Inc.	Pro Forma		Catalytic
	Historical	Adjustments		Solutions, Inc.
	(Amounts in thousands, except per share amounts)

Revenues	$50,514	$—		$50,514
Cost of revenues	38,547	—		38,547

Gross margin	11,967	—		11,967

Operating expenses:
Sales and marketing	3,577	—		3,577
Research and development	7,257	—		7,257
General and administrative	8,903	—		8,903
Severance expense	1,429	—		1,429
Recapitalization expense	1,258	—		1,258
Gain on sale of intellectual property	(2,500)	—		(2,500)

Total operating expenses	19,924	—		19,924

Loss from operations	(7,957)	—		(7,957)

Other income (expense):
Interest income	18	—		18
		(1,707	)(B)
Interest expense	(2,304)	(1,342	)(C)	(5,353)
		(1,527	)(D)
Other expense	(291)	701	(E)	(1,117)

Total other income (expense)	(2,577)	(3,875)		(6,452)

Loss from continuing operations before income taxes	(10,534)	(3,875)		(14,409)
Income tax benefit	(1,036)	—		(1,036)

Net loss from continuing operations	$(9,498)	$(3,875)		$(13,373)

Loss per share:
Basic and diluted net loss from continuing operations	$(0.14)			$(0.06)

Weighted average shares outstanding (000s):
Basic and diluted	69,762			220,197

Cash dividends per share	$—			$—

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Financial Data

1.	The Capital Raise Transaction and Basis of Presentation

On June 2, 2010, CSI entered into agreements with a group of accredited investors providing for the sale of $4,000,000 of secured convertible notes (the Notes). The Notes bear interest at a rate of 8% per annum and provide for a maturity date of August 2, 2010. Under the agreements, $2,000,000 of the Notes are issued by CSI in four equal installments ($500,000 on each of June 2, 2010, June 8, 2010, June 28, 2010 and July 12, 2010), with the remaining $2,000,000 to be issued after all conditions precedent to the closing of the Merger have been satisfied or waived (among other items). Under the terms of the Notes, assuming the necessary shareholder approvals are received at the special meeting of CSI’s shareholders to permit conversion thereof, the $4,000,000 of Notes will be converted into newly created “Class B” common stock immediately prior to the Merger such that at the effective time of the Merger, this group of accredited investors will receive approximately 150,434,943 shares of CSI Class B common stock, which will convert into approximately 66.0066% of the aggregate shares of Clean Diesel to be issued in the Merger. Because the Merger was not completed by August 2, 2010, a default under the Notes has occurred triggering an increase in the interest rate from 8.0% to 15.0% and a penalty payment of two times (2x) the outstanding principal amount plus interest due to the investors. However, the holders of the Notes have entered into a forbearance agreement, as discussed in Note 14 to CSI’s Interim Condensed Consolidated Financial Statements, appearing elsewhere in this joint proxy statement/information statement and prospectus.

Each share of CSI Class B common stock will be exchanged for 0.0602 shares of Clean Diesel common stock whereas each share of CSI Class A common stock will be exchanged for 0.0473 shares of Clean Diesel common stock and warrants to purchase 0.0387 shares of Clean Diesel common stock. Neither the CSI Class B common stock nor the CSI Class A common stock has a right to convert into any security of CSI.

These unaudited pro forma condensed statements reflect CSI’s historical data adjusted to give effect to the accounting impact of the capital raise transaction described above.

The unaudited pro forma balance sheet as of June 30, 2010 adjusts the historical balance sheet of CSI to give effect to the July 12, 2010 fourth installment of $500,000 of the capital raise transaction as if it occurred on June 30, 2010.

The unaudited pro forma condensed statement of operations for the six months ended June 30, 2010, and the year ended December 31, 2009, adjusts CSI’s historical statement of operations to give effect to the capital raise transaction as if such transaction occurred on January 1, 2009 and assumes that the Merger is consummated four months after the closing of the capital raise. The historical condensed statement of operations for the six months ended June 30, 2010 includes the impact of the Notes from their issuance date through June 30, 2010, which resulted in additional expense totaling approximately $170,000. Such amount was not adjusted in the pro forma statement of operations as it will remain an expense of the combined entity post Merger.

These pro forma condensed financial statements include estimates of fair value and will change, perhaps materially, based on revisions to current estimates, facts and circumstances.

2.	Pro Forma Adjustments

Balance Sheet Adjustments

(A) This adjustment reflects the issuance of the fourth $500,000 installment of the Notes. The amount reflected as secured convertible notes payable of $500,000 represents the Note proceeds allocated to the Note payable and to the embedded financial instruments that require separate accounting as described below. The remaining $2,000,000 in Notes are only issued at the time of the Merger, and therefore are not included in CSI’s pro forma condensed balance sheet; such issuance is reflected in the Clean Diesel Technologies, Inc. unaudited pro forma condensed combined balance sheet. The embedded financial instruments are separately

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Financial Data — (Continued)

valued and included in the balance of secured convertible notes payable. The agreements for the Notes include the following embedded financial instruments that require separate accounting at fair value:

a. Premium redemption feature with an initial estimated fair value of $177,000 for the final Note issuance of $500,000 or $701,000 for the entire $2,000,000 in Notes issued. This derivative instrument represents the additional penalty premium of two times (2x) the outstanding principal amount plus default interest that is due if the Notes are in default. This instrument is considered a put option, as subsequent to August 2, 2010, the noteholders have the option of demanding payment or providing additional time extensions. The fair value of the premium redemption instrument is estimated by calculating the present value of the penalty amount ($1,000,000 plus accrued interest) based on an assumed payment date (eleven months after default date) using a high-yield discount rate of 17%. The result is weighted for the estimated probability of its exercise.

The Merger was not completed by August 2, 2010 and, therefore, the Notes were in default. However, as of August 31, 2010, the holders of the Notes agreed to forbear from exercising any rights or remedies thereunder to October 15, 2010. This pro forma balance sheet assumes that CSI will complete the Merger prior to October 15, 2010. If the Merger has not occurred by October 15, 2010, and CSI is not able to obtain the agreement of the holders of the Notes to waive, extend or further modify the terms of the Notes, the interest rate will increase from 8.0% to 15.0% and an additional payment premium of two times (2x) the outstanding principal amount will be due to the holders of the Notes. The holders of the Notes further conditioned their obligation to purchase the remaining $2.0 million of the Notes immediately prior to the closing of the Merger on the requirement that CSI and Clean Diesel timely furnish the requested statements regarding their estimated cash positions, that each of CSI and Clean Diesel have a certain minimum cash position, that the shares of Clean Diesel to be issued in the Merger be approved for listing on the Nasdaq, in addition to the other closing conditions in the Note purchase agreements (which include that CSI must not have suffered any material adverse change). Accordingly, if the Merger has not occurred by October 15, 2010, the fair value of the premium redemption instrument would immediately increase to a liability of $4,000,000 less any applicable discounting and result in a charge to other expense of approximately $3,299,000.

b. Contingent equity forward with an initial fair value of $164,000 for the final Note issuance of $500,000 or $658,000 for the entire $2,000,000 in Notes issued. This instrument represents the additional $2,000,000 the investors have committed to fund immediately prior to the closing of the Merger. It is considered a commitment to purchase equity because the funding will only occur from the same events that will cause the Notes to automatically convert to equity. The fair value is estimated based on the intrinsic value of the forward discounted at a risk free rate multiplied by the estimated probability that such forward will fund. The intrinsic value was estimated based on the combined market capitalizations of CSI and Clean Diesel less the required $2,000,000 cash payment.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Financial Data — (Continued)

Statement of Operations Adjustments

(B) This adjustment reflects $1,707,000 of interest expense related to the Notes recorded over the four month period they are assumed to be outstanding. Interest expense includes the following items:

Item	Amount	Notes

Amortization of debt discount	$1,359,000	As described above in adjustment (A) the Notes are initially recorded at a value of $641,000. This adjustment reflects the amortization of the debt discount to the face value of the debt of $2,000,000.
Deferred financing costs	272,000	In order to complete the sale of the Notes, $272,000 of costs were incurred. This adjustment reflects the full amortization of such costs.
Coupon interest	28,000	The Notes include a coupon interest rate of 8%, which is estimated to be recorded for a period of two months.
Default interest	48,000	The interest rate on the Notes increases to 15% in the event of a default by CSI. The adjustment assumes that the CSI will be required to pay the default interest rate for two months, representing the estimated additional time after original maturity of the Notes that is needed to complete the Merger.

Total	$1,707,000

(C) This adjustment reflects additional non-cash interest expense of $1,342,000 for an embedded beneficial conversion feature included in the Notes. The beneficial conversion is calculated as the intrinsic value of the conversion feature at the loan commitment date, but is limited to the amount of proceeds allocated to the Notes of $1,342,000. The proceeds allocated to the Notes represent the $2,000,000 cash proceeds less the proceeds allocated to the contingent equity forward valued of $658,000. The beneficial conversion feature is contingent on CSI’s shareholders approval of amendments to the Articles of Incorporation and is recorded at the time of such approval. For the purpose of this adjustment it assumed such approval is obtained at the same time as the Merger being approved.

(D) As described in adjustment (A), the financial instruments embedded in the Notes are separately recorded at fair value. Subsequent changes in fair value of these instruments will be recorded to other income (expense) in the statement of operations. At the time of the Merger and the Note’s conversion to equity, the embedded financial instruments’ fair value will reflect their intrinsic value. This adjustment assumes the closing of the Merger four months after the issuance of the Notes. For the purposes of this adjustment, the intrinsic value of the equity forward was estimated at $2,185,000 representing the 4.5 million Clean Diesel shares issuable to settle the forward contract multiplied by Clean Diesel’s stock price on September 14, 2010 of $0.93 less the cash purchase price of $2,000,000. The resulting loss of $1,527,000 reflects the difference between the $2,185,000 intrinsic value on settlement date and the initial proceeds allocated to the instrument of $658,000.

(E) As described in adjustment (A), the financial instruments embedded in the Notes are separately recorded at fair value. Subsequent changes in fair value of these instruments will be recorded to other income (expense) in the statement of operations. At the time of the Merger and the Note’s conversion to equity, the embedded financial instruments’ fair value will reflect their intrinsic value. This adjustment assumes the closing of the Merger four months after the issuance of the Notes. As a result, the premium redemption

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Financial Data — (Continued)

instrument is assumed to expire unexercised resulting in a gain of $701,000, representing the difference between the initial proceeds allocated to the instrument and its ultimate fair value of zero.

The Merger was not completed by August 2, 2010 and, therefore, the Notes were in default. However, as of August 31, 2010, the holders of the Notes agreed to forbear from exercising any rights or remedies thereunder to October 15, 2010. This pro forma statement of operations assumes that CSI will complete the Merger prior to October 15, 2010. If the Merger has not occurred by October 15, 2010, and CSI is not able to obtain the agreement of the holders of the Notes to waive, extend or further modify the terms of the Notes, the interest rate will increase from 8.0% to 15.0% and an additional payment premium of two times (2x) the outstanding principal amount will be due to the holders of the Notes. The holders of the Notes further conditioned their obligation to purchase the remaining $2.0 million of the Notes immediately prior to the closing of the Merger on the requirement that CSI and Clean Diesel timely furnish the requested statements regarding their estimated cash positions, that each of CSI and Clean Diesel have a certain minimum cash position, that the shares of Clean Diesel to be issued in the Merger be approved for listing on the Nasdaq, in addition to the other closing conditions in the Note purchase agreements (which include that CSI must not have suffered any material adverse change). Accordingly, if the Merger has not occurred by October 15, 2010, the fair value of the premium redemption instrument would immediately increase to a liability of $4,000,000 less any applicable discounting and result in a charge to other expense of approximately $3,299,000 partially offset by decline in fair value of the forward contract of $658,000 which would expire unsettled.

3.	Pro Forma Income (Loss) Per Share

Weighted average shares outstanding for the twelve months ended December 31, 2009 includes CSI’s historical weighted average shares outstanding of 69,761,902 plus an additional 150,434,943 shares from the assumed conversion of the secured convertible notes payable including the funding of the final $2,000,000 assuming each is outstanding for the entire period.

Weighted average shares outstanding for the six months ended June 30, 2010 includes CSI’s historical weighted average shares outstanding of 69,761,902 plus an additional 150,434,943 shares from the assumed conversion of the secured convertible notes payable including the funding of the final $2,000,000 assuming each is outstanding for the entire period.

Diluted weighted average shares outstanding used for the six months ended June 30, 2010 include the dilutive impact totaling 464,000 shares from warrants expected to be outstanding at the time of the closing of the Merger.

Diluted weighted average shares outstanding used for the six months ended June 30, 2010 and December 31, 2009 exclude the anti-dilutive impact of approximately 3,154,615 and 4,200,227 warrants and options expected to be outstanding at the time of the closing of the Merger.

4.	Book Value Per Share

Book value per share is calculated by dividing shareholders’ equity by common shares outstanding at the end of the period. The calculation of book value per share excludes the impact of 150,434,943 shares of CSI Class B common stock from the assumed conversion of the Notes including the funding of the final $2,000,000. If these amounts were included in the calculation, book value per share would equal $0.03.

CLEAN DIESEL TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2010

									Pro Forma
		Clean Diesel							Clean Diesel
	Clean Diesel	Technologies,		Pro Forma			Business		Technologies,
	Technologies,	Inc.		Clean Diesel	Pro Forma		Combination		Inc. For
	Inc.	Pro Forma		Technologies,	Catalytic		Pro Forma		Business
	Historical	Adjustments		Inc.	Solutions, Inc.	Subtotal	Adjustments		Combination
	(In thousands except per share data)

ASSETS
Current assets:
Cash and cash equivalents	$8,106	$1,000	(a)	$9,106	$3,387	$12,493	$2,000	(c)	$14,493
Trade accounts receivable, less allowance for doubtful accounts	218	—		218	5,926	6,144	—		6,144
Inventories	822	—		822	5,026	5,848	—		5,848
Prepaid expenses and other current assets	108	—		108	1,635	1,743	—		1,743

Total current assets	9,254	1,000		10,254	15,974	26,228	2,000		28,228
Property and equipment, net	239	—		239	2,688	2,927	—		2,927
Intangible assets, net	957	—		957	4,160	5,117	2,793	(d)	7,910
Goodwill	—	—		—	4,161	4,161	—		4,161
Other assets	55	—		55	311	366	—		366

Total assets	$10,505	$1,000		$11,505	$27,294	$38,799	$4,793		$43,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$3,243	$—		$3,243	$3,029	$6,272	$—		$6,272
Current portion of long-term debt	—	—		—	3,000	3,000	—		3,000
Secured convertible notes payable	—	—		—	2,267	2,267	(2,267	)(b)	—
Accounts payable	454	—		454	4,449	4,903	(599	)(e)	4,304
							293	(e)
							1,556	(f)
Accrued expenses	567	—		567	6,029	6,596	880	(i)	9,325
Income taxes payable	—	—		—	784	784	—		784

Total current liabilities	4,264	—		4,264	19,558	23,822	(137)		23,685
Long-term debt	—	—		—	61	61	—		61
Deferred tax liability	—	—		—	1,283	1,283	—		1,283

Total liabilities	$4,264	$—		$4,264	$20,902	$25,166	$(137)		$25,029

Stockholders’ equity:
							(82	)(g)
							137	(h)
Clean Diesel common stock par value $0.01 per share	$82	$—		$82	$—	$82	$91	(j)	$228
Historical: Authorized 12,000,000; issued and outstanding 8,213,988 shares
Pro forma: Authorized 31,100,000; issued and outstanding 22,790,250 shares
Catalytic Solutions Class A common stock, no par value	—	—		—	156,307	156,307	(156,307	)(j)	—
Pro forma: Authorized 85,000,000; issued 76,223,996; and outstanding none
							2,267	(b)
							2,000	(c)
Catalytic Solutions Class B common stock, no par value	—	—		—	—	—	(4,267	)(j)	—
Pro forma: Authorized 185,000,000, issued 150,434,943 and outstanding none
Catalytic Solutions treasury stock at cost (Historical: 60,000 shares)	—	—		—	(100)	(100)	100	(j)	—
							930	(e)
							(75,751	)(g)
							8,635	(h)
							(880	)(i)
Additional paid in capital	74,751	1,000	(a)	75,751	—	75,751	160,383	(j)	169,068
Accumulated other comprehensive income (loss)	(449)	—		(449)	(1,116)	(1,565)	449	(g)	(1,116)
							561	(d)
							(624	)(e)
							(855	)(f)
Accumulated deficit	(68,143)	—		(68,143)	(148,699)	(216,842)	68,143	(g)	(149,617)

Total stockholders’ equity	6,241	1,000		7,241	6,392	13,633	4,930		18,563

Total liabilities and stockholders’ equity	$10,505	$1,000		$11,505	$27,294	$38,799	$4,793		$43,592

Book value per share	$0.76			$0.82	$0.09				$0.81

Equivalent book value per share									$0.04

CLEAN DIESEL TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Combined Statements of Operations
Six Months Ended June 30, 2010

						Pro Forma
				Business		Clean Diesel
	Clean Diesel	Pro Forma		Combination		Technologies, Inc.
	Technologies, Inc.	Catalytic		Pro Forma		For Business
	Historical	Solutions, Inc.	Subtotal	Adjustments		Combination
	(In thousands, except per share data)

Revenues	$1,056	$25,371	$26,427	$—		$26,427
Cost of revenues	685	18,595	19,280	—		19,280

Gross margin	371	6,776	7,147	—		7,147

Operating expenses:
Sales and marketing	—	1,561	1,561	—		1,561
Research and development	189	2,145	2,334	—		2,334
				(59	)(k)
General and administrative	2,695	4,126	6,821	209	(l)	6,971
Severance expense	(163)	15	(148)	—		(148)
Recapitalization expense	—	727	727	—		727
Gain on sale of intellectual property	—	(3,900)	(3,900)	—		(3,900)

Total operating expenses	2,721	4,674	7,395	150		7,545

Income (loss) from operations	(2,350)	2,102	(248)	(150)		(398)

Other income (expense):
Interest income	91	2	93	—		93
Interest expense	—	(678)	(678)	—		(678)
Other	(67)	(109)	(176)	—		(176)

Total other income (expense)	24	(785)	(761)	—		(761)

Income (loss) from continuing operations before income taxes	(2,326)	1,317	(1,009)	(150)		(1,159)
Provision for income taxes	—	510	510	—		510

Net income (loss) from continuing operations	$(2,326)	$807	$(1,519)	$(150)		$(1,669)

Basic and diluted income (loss) per share:
Basic net income (loss) from continuing operations	$(0.28)	$—				$(0.07)

Diluted net income (loss) from continuing operations	$(0.28)	$—				$(0.07)

Weighted average number of common shares outstanding (000s):
Basic	8,184	220,197				22,790

Diluted	8,184	220,661				22,790

Equivalent basic and diluted loss per share						$(0.00)

Cash dividends per share	$—	$—				$—

CLEAN DIESEL TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Combined Statements of Operations
Year Ended December 31, 2009

						Pro Forma
				Business		Clean Diesel
	Clean Diesel	Pro Forma		Combination		Technologies, Inc.
	Technologies, Inc.	Catalytic		Pro Forma		For Business
	Historical	Solutions, Inc.	Subtotal	Adjustments		Combination
	(In thousands, except per share data)

Revenues	$1,221	$50,514	$51,735	$—		$51,735
Cost of revenues	801	38,547	39,348	—		39,348

Gross margin	420	11,967	12,387	—		12,387

Operating expenses:
Sales and marketing	—	3,577	3,577	—		3,577
Research and development	386	7,257	7,643	—		7,643
				(107	)(k)
General and administrative	6,280	8,903	15,183	417	(l)	15,493
Severance expense	958	1,429	2,387	—		2,387
Recapitalization expense	—	1,258	1,258	—		1,258
Gain on sale of intellectual property	—	(2,500)	(2,500)	—		(2,500)

Total operating expenses	7,624	19,924	27,548	310		27,858

Loss from operations	(7,204)	(7,957)	(15,161)	(310)		(15,471)

Other income (expense):
Interest income	245	18	263	—		263
Interest expense	—	(5,353)	(5,353)	—		(5,353)
Change in fair value of investments and interest expense	100	—	100	—		100
Other	112	(1,117)	(1,005)	—		(1,005)

Total other income (expense)	457	(6,452)	(5,995)	—		(5,995)

Loss from continuing operations before income taxes	(6,747)	(14,409)	(21,156)	(310)		(21,466)
Income tax benefit	—	(1,036)	(1,036)	—		(1,036)

Net loss from continuing operations	$(6,747)	$(13,373)	$(20,120)	$(310)		$(20,430)

Basic and diluted loss per share:
Net loss from continuing operations per share	$(0.83)	$(0.06)				$(0.90)

Weighted average number of common shares outstanding:
Basic and diluted	8,147	220,197				22,790

Equivalent basic and diluted loss per share						$(0.04)

Cash dividends per share	$—	$—				$—

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Data

1.	The Merger and Basis of Presentation

On May 13, 2010, Clean Diesel and CSI entered into the Merger Agreement, under which a wholly-owned subsidiary of Clean Diesel, will merge with and into CSI, with CSI becoming a wholly-owned subsidiary of Clean Diesel. Pursuant to the Merger Agreement, Clean Diesel will issue an estimated 13,727,658 shares of common stock of Clean Diesel, par value $0.01 per share, in exchange for all outstanding shares of common stock of CSI.

Because CSI stockholders will own a majority of the voting stock of the combined company, CSI will assume key management positions and CSI will hold a majority of the board of directors seats upon closing of the Merger, CSI is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition in accordance with FASB Accounting Standards Codification (ASC) Topic 805, Business Combinations. Accordingly, the assets and liabilities of Clean Diesel will be recorded as of the Merger closing date at their estimated fair values.

The accompanying pro forma condensed combined financial statements do not give effect to any cost savings or revenue synergies that are expected to result from the Merger. Further, these pro forma condensed combined financial statements will change, perhaps materially, based on revisions to current estimates, facts and circumstances as of the closing of the Merger.

2.	Estimate of Consideration Expected to Be Transferred

The acquisition method of accounting requires that the consideration transferred in a business combination be measured at fair value as of the closing date of the acquisition. As Clean Diesel’s stock is traded on the NASDAQ with more daily average volume than CSI’s stock on the AIM exchange, the closing market price of Clean Diesel’s common stock as of September 14, 2010, the most recent date practical to allow for the preparation of this filing, was used to estimate the consideration transferred. Clean Diesel believes this method provides the most reliable determination of fair value for the purposes of the unaudited pro forma condensed combined financial statements.

The following is a preliminary estimate of consideration expected to be transferred to effect the Merger:

Fair value of Clean Diesel outstanding common stock at June 30, 2010	$7,639,000
Estimated fair value of Clean Diesel shares issued to accredited investors	608,000
Estimated fair value of Clean Diesel shares issued to Innovator Capital	181,000
Estimated fair value of Clean Diesel stock options and warrants outstanding at June 30, 2010	25,000
Estimated fair value of Clean Diesel warrants issued to Innovator Capital and accredited investors	319,000

Total estimated purchase consideration	$8,772,000

On June 30, 2010, Clean Diesel had 8,213,988 shares of common stock outstanding. In addition, the purchase consideration includes 654,118 shares to be issued immediately prior to closing to accredited investors (as discussed in note 4(b) below) and 194,486 shares to be issued to Innovator Capital, Clean Diesel’s financial advisor, as a transaction fee for their services in connection with the Merger. The fair value of Clean Diesel common stock used in determining the purchase price was $0.93 per share based on the closing price on NASDAQ on September 14, 2010.

The fair value of Clean Diesel’s stock options and warrants is a preliminary estimate ($0.29). The final estimated fair value will be determined using the Black-Scholes Model based on the number of Clean Diesel stock options and warrants outstanding on the merger closing date pro-rated for the portion vested prior to merger. The warrants are expected to have a strike price of $1.32 per share. The warrants also include a provision that they expire 30 days after a period where the Clean Diesel stock price exceeds the warrant exercise price for 10 consecutive days. To value these warrants, the Black-Scholes Model was used with Clean

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Data — (Continued)

Diesel’s stock price of $0.93 on September 14, 2010, a volatility of 59.9%, a risk free rate of 1.25% and a term of 3 years. In addition, warrants to purchase a total of 1,089,000 shares of Clean Diesel common stock will be issued to accredited investors and Innovator Capital in connection with the transactions described above.

Clean Diesel estimates that professional fees and employee expenses related to the Merger will approximate $1,556,000. These costs include fees for legal, accounting, and other direct costs necessary to complete this transaction. The $1,556,000 of transaction costs consist of $701,000 of costs expected to be incurred by Clean Diesel and $855,000 of costs expected to be incurred by CSI. Clean Diesel’s $701,000 of professional and employee expenses will be incurred by Clean Diesel are in addition to the estimated shares and warrants to be issued to Innovator Capital, and these costs are included in liabilities to be assumed by CSI in the Merger. In addition, these costs include other direct costs of approximately $477,000 expected to be incurred related to employee retention and success bonuses as a result of successful completion of the transaction.

Transaction fees of CSI will be expensed as incurred in accordance with applicable accounting rules regarding business combinations. In addition to the $855,000 of professional and employee expenses, CSI’s financial advisor, Allen & Company LLC, will receive 1,000,000 shares of Clean Diesel and warrants to purchase an additional 1,000,000 shares of Clean Diesel. The estimated fair value of such shares and warrants totaling $1,223,000, of which $599,000 has been accrued at June 30, 2010, related to the closing of the Merger will be expensed upon closing of the Merger.

3.	Preliminary Allocation of Consideration Transferred to Net Assets Acquired

Under the acquisition method of accounting, the total purchase consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Clean Diesel based on their estimated fair values as of the Merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is recorded to goodwill, and any shortfall is recorded as a gain on transaction. A preliminary allocation of the preliminary estimated purchase consideration, as shown above, to the acquired tangible and intangible assets and assumed liabilities of Clean Diesel based on the estimated fair values as if the transaction closed on June 30, 2010, is as follows:

Cash and cash equivalents(1)	$9,106,000
Accounts receivable and other assets	381,000
Inventory(2)	822,000
Fixed assets	239,000
Intangible Assets
Customer relationships	180,000
Trade name	948,000
Patents	2,352,000
In-process research and development	270,000

Total Assets Acquired	14,298,000
Liabilities assumed	(4,264,000)
Merger related liabilities	(701,000)

Net assets acquired	9,333,000

Gain on transaction	(561,000)

Total preliminary purchase price allocation	$8,772,000

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Data — (Continued)

(1)	Includes $1,000,000 of cash to be received by Clean Diesel upon closing of sale of stock and warrants to accredited investors described in note 4(a) below.

(2)	Assumed carrying value equals fair value.

A preliminary valuation of the intangible assets of Clean Diesel was made. Each of the intangible assets and the methodology for the preliminary valuation is presented below.

Valuation of Customer Relationships

The ability to use Clean Diesel’s relationships with its clients provides the acquirer with a business advantage that is distinct and separable from the goodwill acquired. The presence of a loyal customer base provides management with the opportunity to sell additional products into the base, and further leverage cost efficiencies. Customer relationships are valued using the income approach excess earnings method, based on the operating profit of the expected revenue, less applicable capital charges for the use of assets. Key assumptions used in this valuation were a revenue growth rate of approximately 3% and an annual customer attrition of 50%.

Valuation of Trademarks and Tradenames

The fair value of the acquired trademarks or tradenames is the relief from the royalty method. Under this method, the subject trademark is valued by reference to the amount of royalty income it could generate if it were licensed, in an arm’s-length transaction, to a third party. Typically, a sample of a comparable arm’s-length royalty or license agreement is selected that reflects similar risk and return investment characteristics with the subject trademark or tradename. The royalty rate selected is then multiplied by the net revenue expected to be generated by the trademark or tradename over the course of the assumed life of the trademark or tradename. The product of the royalty rate times the revenue is an estimate of the royalty income that could be generated, hypothetically, by licensing the subject trademark or tradename. Therefore, in selecting a royalty rate for trademarks and tradenames, consideration was given to the products and Clean Diesel’s reputation in the marketplace, the historical and projected operating profitability of the business and relative importance of the name(s) compared to other factors driving profitability. It was determined that the primary driver of operating margins is resident in the products technological features and capabilities. Therefore, the value of the trademarks and tradenames would be relatively small in comparison to these factors. As such, a royalty rate of 1.5% was used.

Valuation of Patented Technology

To value the patent portfolio/patented technology assets, the income approach relief from royalty method was used, similar to that of the trademarks and tradenames. As noted earlier, market transactions involving licensing rates for similar technology as well as the profit split method were considered.

An examination of licensing royalty rates for similar technology was made using information provided by Royalty Source® Intellectual Property Database, a third party reporting service. The search of their database resulted in 5 guideline license transactions for patents in similar technologies. The royalty rates paid ranged between 3.0% and 7.0%. The median transaction had a royalty rate of 4.0%, while the average transaction had a royalty rate of 4.5%. Based on this information, a royalty rate of 4% was used.

Valuation of In-Process Technology

The fair value of in-process technology was calculated using the income approach multi-period excess earnings method, which is the same method used to value customer relationships. In addition, taken into account were the costs to complete of $250,000 for Clean Diesel’s IPR&D project expected to be launched by the end of 2010.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Data — (Continued)

The final determination of the allocation of purchase consideration will be based on the estimated fair values of the tangible and intangible assets acquired and liabilities assumed at the date of the closing of the Merger and will be made as soon as practicable after the closing. The allocation of purchase consideration will remain preliminary until CSI completes its valuation of the tangible and intangible assets acquired and liabilities assumed. The final fair value of assets acquired and liabilities assumed could differ significantly from the amounts presented in these pro forma financial statements.

4.	Pro Forma Adjustments

Clean Diesel Balance Sheet Adjustments

(a) On July 5, 2010, Clean Diesel entered into agreements with a group of accredited investors providing for the sale of 654,118 shares of Clean Diesel’s common stock and warrants to purchase 1,000,000 shares of Clean Diesel’s common stock, for a total purchase price of $1,000,000, contingent upon the closing of the Merger. This adjustment assumes the issuance of Clean Diesel stock and warrants and the receipt of $1,000,000 cash from the investors immediately prior to the closing of the Merger. This amount is reflected as part of the outstanding Clean Diesel equity in the calculation of the estimated purchase consideration described in note 2.

Business Combination Pro forma Balance Sheet Adjustments

(b) To record the automatic conversion of the CSI secured convertible notes of $2,000,000 into CSI Class B common stock immediately prior to the Merger. This adjustment reflects reversal of the carrying amount of the notes of $2,267,000 including the fair value of embedded financial instruments. Refer to further discussion of the secured convertible notes in adjustment (A) of the notes of CSI’s unaudited pro forma condensed financial data.

(c) To reflect funding of the final $2,000,000 of secured convertible notes that will automatically convert into CSI Class B common stock immediately prior to the Merger. Refer to further discussion of the secured convertible notes in adjustment (A) of the notes of CSI’s unaudited pro forma condensed financial data.

(d) To record the estimated fair value of the acquired intangible assets totaling $3,750,000 as more fully described in note 3. This adjustment also reverses the net book value of Clean Diesel’s pre-Merger intangible assets totaling $957,000, resulting in a net adjustment of $2,793,000. In addition, this adjustment records a gain on transaction as an adjustment to accumulated deficit of $561,000 calculated using the acquisition method of accounting more fully described in note 3. This gain has not been reflected on the pro forma condensed statement of operations as it is non-recurring in nature.

(e) To record CSI’s Merger costs related to the issuance of shares and warrants to Allen & Company LLC upon closing of the Merger as more fully described in note 2. These costs have not been reflected on the pro forma condensed statements of operations as they are non-recurring in nature. These shares, reflected as common stock and paid in capital, and warrants, reflected as accrued expense, have an estimated fair value of $930,000 and $293,000, respectively for a total of $1,223,000. Additionally, this adjustment reflects a reduction to accounts payable of $599,000 for settlement costs incurred and accrued prior to June 30, 2010 which results in a net reduction to accumulated deficit of $624,000. The warrants are classified as liabilities as their expected terms could compel cash settlement.

(f) To record an increase to Merger-related liabilities for CSI’s and Clean Diesel’s estimated professional and employee related Merger costs totaling $1,556,000. These costs, as more fully described in note 2, have not been reflected on the pro forma condensed statements of operations as they are non-recurring in nature. Merger related costs include fees payable to investment bankers, legal and accounting services, NASDAQ and other regulatory fees, printing, proxy solicitation and other costs, including an estimated $477,000, expected to be incurred related to employee retention and success bonuses as a result of successful completion of the transaction. Clean Diesel’s transaction costs of $701,000 will be incurred prior to the Merger and are reflected

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Data — (Continued)

as an accrued expense in the allocation consideration transferred in note 3. CSI’s transaction cost of $855,000 are reflected as an increase to accumulated deficit as they will be an expense of the combined entity.

(g) To eliminate the pro forma Clean Diesel equity account balances upon closing the Merger at June 30, 2010.

(h) To reflect issuance of purchase consideration of $8,772,000 as more fully described in note 2 representing 13,727,658 shares at par value of $0.01 or $137,000 with the remaining $8,635,000 reflected as additional paid-in capital.

(i) To record an accrued liability for $880,000 representing the estimated fair value of the 3,000,000 warrants to be issued to CSI Class A shareholders upon closing of the Merger. This transaction has been reflected as a distribution to the shareholders of the accounting acquirer and, accordingly, a reduction of shareholders’ equity. The warrants are classified as liabilities as they are expected to have ongoing registration requirements, which could compel cash settlement.

(j) To recast the historical Class A common stock and Class B common stock capital accounts of CSI to reflect the appropriate post-Merger paid in capital of Clean Diesel.

Summary of Pro Forma Adjustments to Additional Paid in Capital

The Summary of pro forma adjustments to additional paid in capital reflect the impact of the business combination and associated transactions more fully described above:

Historical value of CSI’s outstanding shares including conversion of Notes	$160,474
Fair value of shares held by Clean Diesel shareholders	8,772
Fair value of 1,000,000 shares issued to Allen and Company LLC as a merger cost	930
Estimated fair value of 3,000,000 warrants issued to CSI Class A Shareholders’ recorded as a distribution	(880)
Less: amount attributable to par value of shares	(228)

$169,068

Statements of Operations Adjustments

(k) To eliminate historical Clean Diesel amortization expense of $59,000 for the six months ended June 30, 2010 and $107,000 for the year ended December 31, 2009.

(l) To record amortization expense based on the preliminary estimated fair values of the underlying intangible assets to be acquired amortized over their estimated useful lives as follows:

			Amortization Expense
		Estimated	Six months	Twelve months
		useful	ended	ended
	Fair value	life	June 30, 2010	December 31, 2009

Customer relationships	$180,000	3	$30,000	$60,000
Trade name	948,000	10	47,000	95,000
Patents	2,352,000	10	118,000	235,000
In-process research and development	270,000	10	14,000	27,000

	$3,750,000		$209,000	$417,000

5.	Pro Forma Income (Loss) Per Share

Pro Forma Catalytic Solutions, Inc.

Weighted average shares outstanding for the twelve months ended December 31, 2009 includes CSI’s historical weighted average shares outstanding of 69,761,902 plus an additional 150,434,943 shares from the

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Data — (Continued)

assumed conversion of the secured convertible notes payable including the funding of the final $2,000,000 assuming each is outstanding for the entire period.

Weighted average shares outstanding for the six months ended June 30, 2010 includes CSI’s historical weighted average shares outstanding of 69,761,902 plus an additional 150,434,943 shares from the assumed conversion of the secured convertible notes payable including the funding of the final $2,000,000 assuming each is outstanding for the entire period.

Diluted weighted average shares outstanding used for the six months ended June 30, 2010 include the dilutive impact totaling 464,000 shares from warrants expected to be outstanding at the time of the closing of the Merger.

Diluted weighted average shares outstanding used for the six months ended June 30, 2010 and for the twelve months ended December 31, 2009 exclude the anti-dilutive impact of approximately 3,154,615 and 4,200,227 warrants and options expected to be outstanding at the time of the closing of the Merger.

Pro Forma Clean Diesel Technologies, Inc. for Business Combination

Basic weighted average shares outstanding for the six months ended June 30, 2010 and the year ended December 31, 2009 include:

Pre-Reverse
Split
Clean Diesel shares outstanding	8,213,988
New shares to be issued in the Merger to CSI shareholders and Allen & Company LLC	13,727,658
New shares to be issued to accredited investors	654,118
New shares to be issued to Innovator Capital	194,486

Total	22,790,250

Diluted weighted average shares outstanding used for June 30, 2010 and December 31, 2009 exclude the anti-dilutive impact of approximately 6,317,000 warrants and options expected to be outstanding at the time of the closing of the Merger.

Pro forma income (loss) per share does not reflect the impact of the proposed reverse stock split in a ratio ranging from one-for-three to one-for-eight. Pro forma income (loss) per share assuming the reverse stock split at each end of the range and a point within the range are as follows:

	One for	One for	One for
	three	five	eight

Six months ended June 30, 2010
Pro forma income from continuing operations per share:
Basic and diluted	$(0.22)	$(0.37)	$(0.59)
Pro forma weighted average shares outstanding (000s):
Basic and diluted	7,597	4,558	2,849
Year ended December 31, 2009
Pro forma loss from continuing operations per share:
Basic and diluted	$(2.69)	$(4.48)	$(7.17)
Pro forma weighted average shares outstanding (000s):
Basic and diluted	7,597	4,558	2,849

Equivalent Pro Forma Clean Diesel Technologies, Inc. for Business Combination

The equivalent pro forma income (loss) per share amounts are calculated by multiplying the pro forma Clean Diesel Technologies, Inc. for Business Combination per share amounts by the assumed CSI Class A

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Data — (Continued)

common stock exchange ratio of 0.0473. For the six months ended June 30, 2010, equivalent pro forma loss per share is ($0.00) calculated by multiplying the pro forma basic and diluted loss per share of ($0.07) by the assumed Class A conversion ratio of 0.0473. For the twelve months ended December 31, 2009, equivalent pro forma loss per share is ($0.04) calculated by multiplying the pro forma basic and diluted loss per share of ($0.90) by the assumed Class A conversion ratio of 0.0473.

6.	Book Value per Share

Book value per share is calculated by dividing company shareholders’ equity by common shares outstanding at the end of the period. The equivalent pro forma book value per share is calculated by multiplying the pro forma Clean Diesel Technologies, Inc. for Business Combination per share amount by the assumed CSI Class A common stock exchange ratio of 0.0473.

Pro forma Clean Diesel Technologies, Inc. book value per share is calculated based on Clean Diesel’s historical common shares outstanding of 8,213,988 plus the additional 654,118 shares of common stock to be issued upon closing its capital raise.

The calculation of book value per share for Pro Forma CSI excludes the impact of 150,434,943 shares of CSI Class B common stock from the assumed conversion of the Notes including the funding of the final $2,000,000. If these amounts were included in the calculation, book value per share would equal $0.03.